CREDIT AGREEMENT


	               between



              SCIENTIFIC INDUSTRIES, INC.
	           (the "Borrower")



	                and



	FIRST NATIONAL BANK OF PENNSYLVANIA
	(the "Lender")








	       Dated:  June 26, 2015



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                  TABLE OF CONTENTS
                                                     Page

LIST OF EXHIBITS.......................................iv
LIST OF SCHEDULES......................................iv
ARTICLE I.	DEFINITIONS; DEFINITIONAL CONVENTIONS;
RULES OF CONSTRUCTION...................................1
1.1	 Definitions....................................1
1.2	 Accounting Terms..............................12
1.3	 Rules of Construction.........................12
1.4	 Incorporation of Recitals.....................12
ARTICLE II.	THE LOANS..............................12
2.1	 Exported-Related Revolving Credit Commitment..12
2.2	 Demand Line of Credit.........................14
2.3	 Interest......................................15
2.4	 Capital Adequacy..............................17
2.5	 Fees..........................................17
2.6	 Loan Account..................................18
2.7	 Time, Place and Manner of Payments............18
2.8	 Payment from Accounts Maintained by the
         Borrowers.....................................18
2.9	 All Obligations to Constitute One Obligation..18
2.10	 Security......................................18
2.11	 Letter of Credit Subfacility..................19
ARTICLE III.	REPRESENTATIONS AND WARRANTIES.........21
3.1	 Existence.....................................21
3.2	 Capitalization; Ownership; Title to Shares....21
3.3	 Power and Authority...........................21
3.4	 Validity; Binding Effect and Enforceability...22
3.5	 No Conflict...................................22
3.6	 Governmental Approvals; Permits...............22
3.7	 Historical Financial Statements...............22
3.8	 Material Adverse Change.......................22
3.9	 Solvency......................................22
3.10	 Litigation....................................22
3.11	 Compliance with Laws..........................23
3.12	 Material Contracts............................23
3.13	 Labor and Employment Matters..................23
3.14	 Condition of and Title to Assets; Status of
         Leases........................................23
3.15	 Tax Returns and Matters.......................23
3.16	 Intellectual Property.........................23
3.17	 Insurance.....................................24
3.18	 No Defaults...................................24
3.19	 Employee Benefit Plans........................24
3.20	 Margin Stock..................................24
3.21	 Investment Company Act........................24
3.22 	 Senior Debt Status............................25
3.23	 Full Disclosure...............................25
3.24	 Environmental Matters.........................25
3.25	 Violations of Anti-Terrorism Laws.............25


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ARTICLE IV.	AFFIRMATIVE COVENANTS..................25
4.1	 Use of Proceeds...............................25
4.2	 Furnishing Financial Statements and Other
         Information...................................26
4.3	 Preservation of Existence; Qualification......28
4.4	 Compliance with Laws, Contracts and Licenses;
         Continuance of Business.......................28
4.5	 Payment of Taxes and Other Liabilities........28
4.6	 Insurance.....................................28
4.7	 Operation and Maintenance of Properties.......29
4.8	 Maintenance of Leases.........................29
4.9	 Maintenance of Patents, Trademarks,
         Permits, Etc..................................29
4.10	 Deposit Accounts..............................29
4.11	 Key Management................................29
4.12	 Further Assurances............................29
4.13	 Export-Related Contracts......................30
ARTICLE V.	NEGATIVE COVENANTS.....................30
5.1	 Incurrence of Indebtedness....................31
5.2	 Guaranties....................................31
5.3	 Liens.........................................31
5.4	 Negative Pledge...............................31
5.5	 Dividends/Distributions.......................31
5.6	 Disposal of Assets............................31
5.7	 Mergers, Acquisitions, Liquidations,
         Consolidations, Subsidiaries, Etc.............32
5.8	 Equity Interests of the Borrowers.............32
5.9	 Minimum Tangible Net Worth....................32
5.10	 Loans and Advances............................32
5.11	 Investments...................................32
5.12	 Affiliate Transactions........................32
5.13	 Use of Proceeds...............................33
5.14	 Change of Business............................33
5.15	 Change in Fiscal Year.........................33
5.16	 ERISA.........................................33
5.17	 Amendments to Certain Documents...............33
5.18	 Subordinated Indebtedness.....................33
ARTICLE VI.	CONDITIONS PRECEDENT TO ALL LOANS......33
6.1	 All Advances..................................33
6.2	 Conditions Precedent to the Initial Loan......34
ARTICLE VII.	EVENTS OF DEFAULT......................37
7.1	 Events of Default.............................37
7.2	 Remedies......................................39
ARTICLE VIII.	GENERAL PROVISIONS.....................40
8.1	 Set-Off.......................................40
8.2	 Amendments and Waivers........................40
8.3	 Taxes.........................................41
8.4	 Expenses......................................41
8.5	 Notices.......................................41
8.6	 Indemnity.....................................42
8.7	 Successors and Assigns........................42
8.8	 Assignments and Participations................42
8.9	 Information...................................43
8.10	 Severability..................................43

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8.11	 Survival......................................43
8.12	 Interest......................................43
8.13	 Governing Law.................................43
8.14	 Forum.........................................43
8.15	 Non-Business Days.............................44
8.16	 Integration...................................44
8.17	 Counterparts..................................44
8.18	 Assignment to Ex-Im Bank......................44
8.19	 WAIVER OF JURY TRIAL..........................44

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                 LIST OF EXHIBITS


Exhibit Reference       Exhibit


A	Export-Related Revolving Credit Note
B	Demand Line of Credit Note
C	Security Agreement
D	Compliance Certificate
E	Closing Certificate
F	Export-Related Borrowing Base Certificate
G	Subordination Agreement


LIST OF SCHEDULES

Schedule Reference	Schedule

3.2			Capitalization
5.3			Liens

                      CREDIT AGREEMENT


		This Credit Agreement is made as of this 26th day of June, 2015, by and between SCIENTIFIC INDUSTRIES, INC., a Delaware corporation, with its principal office at 80 Orville Drive, Suite 102, Bohemia, NY 11716 (the "Borrower"), and FIRST NATIONAL BANK OF PENNSYLVANIA, a national bank formed under the laws of the United States of America, having an office at One North Shore Center, Suite 500, 12 Federal Street, Pittsburgh, Pennsylvania 15212 (the "Lender").

	                RECITALS:

		WHEREAS, the Borrower has requested the Lender to make available to the Borrower (i) an Export-Related
Revolving Credit Commitment (as hereinafter defined) in an aggregate principal amount not exceeding Nine Hundred Ninety-Eighty Thousand Five Hundred Dollars ($998,500.00) at any one time outstanding, for the purpose of providing Borrower with pre-export working capital to finance the manufacture, production, purchase of sale of goods or services intended for export from the United States, and to support standby letters of credit, bid bonds and performance bonds related to the Borrower's international business; and (ii) a Demand Line of Credit (as herein defined) in the aggregate principal amount not to exceed Three Hundred Thousand Dollars ($300,000.00) for working capital and general corporate purposes; and

		WHEREAS, the Lender is willing to make the Export-Related Revolving Credit Commitment, and the Demand Line of Credit (each as hereinafter defined) available to the Borrower upon the terms and conditions hereinafter set forth.

		NOW, THEREFORE, in consideration of the premises
(each of which is incorporated herein by reference) and the mutual promises contained herein and other valuable consideration, and with the intent to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.	DEFINITIONS; DEFINITIONAL CONVENTIONS; RULES OF
CONSTRUCTION

1.1		Definitions.  In addition to the defined terms
appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

		Affiliate: As to any Person, any other Person which directly or indirectly through one or more intermediaries
Controls, is Controlled by, or is under common Control with, such Person.

		Agreement: This Credit Agreement and all extensions, renewals, amendments, substitutions and replacements hereto and hereof.

		Anti-Terrorism Laws: Any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

		Authorized Officer: The President, Chief Financial Officer and Chief Operating Officer of the Borrower. The Lender shall be entitled to rely on the incumbency certificates delivered pursuant to Section 6.2h for the initial designation of each Authorized Officer. Additions or deletions to the list of Authorized Officers may be made by the Borrower at any time by delivering to the Lender a revised, fully-executed incumbency certificate in form and substance satisfactory to the Lender.

		Blocked Person: A Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person with which any financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (5) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (6) a Person who is affiliated or associated with any of the foregoing.

		Borrower Agreement:   The Export-Import Bank of
the United States Working Capital Guarantee Program Borrower Agreement executed by the Borrower in favor of Ex-Im Bank and the Lender, as supplemented by the Loan Authorization Agreement prepared in connection therewith, the Economic Impact Certificate, and all waiver letters related thereto.

		Borrower:  Scientific Industries, Inc., a
Delaware corporation, and its permitted successors and assigns.

		Business Day: A day other than a Saturday or a Sunday or a legal holiday on which the Lender is open for business.

		Cash Collateral Account: Shall have the meaning given that term in Section 2.10b hereof.

		Change of Control: Shall mean: (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 15% or more of the voting Equity Interests of the Borrower; or (b) during any period of 12 consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals
(i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination

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at least a majority of that board, or (iii) whose election
or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board.

		Closing Date: June 26, 2015 or such later date as is mutually agreeable to the parties hereto.

		Collateral: The right, title and interest of the Borrower or any third party in and to the property granted, conveyed, assigned, hypothecated or pledged to the Lender pursuant to the Security Documents.

		Compliance Certificate:  A certificate
substantially in the form of Exhibit "D" which has been executed by an Authorized Officer and delivered to the Lender.

		Consolidated: The consolidation in accordance with GAAP of the items as to which such term applies.

		Control:  The possession, directly or
indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests, other equity interests, by contract or otherwise, including the power to elect a majority of the directors of a corporation or trustees of a trust, as the case may be.

		Default: Any event, condition, omission or act which, with the passage of time or the giving of notice or both, would, unless cured or waived, become an Event of Default.

		Default Rate: The interest rate described in Section 2.3b(ii).

		Demand Line of Credit: The obligation of the Lender to make available to the Borrower, until DEMAND, the maximum aggregate principal amount of $300,000.00, as set forth in Section 2.2 of this Agreement, and including any increases, extensions or renewals thereto or thereof.

		Demand Line of Credit Advance: An individual borrowing made by the Borrower under the Demand Line of Credit.

		Demand Line of Credit Note: The promissory note of the Borrower evidencing the Obligations of the Borrower under the Demand Line of Credit, which Note is substantially in the form of Exhibit "B", together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

		Dollars or $:  The legal tender of the United
States of America.

		Draw:  A payment of funds by the Lender
pursuant to a request by the beneficiary of any Letter of Credit for funds in accordance with the terms of such Letter or Credit.

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		EBITDA:  For any period of determination, net
income plus interest expense plus income tax expense plus depreciation plus amortization.

		Environmental Claim: Any written complaint setting forth a cause of action for personal or property damage, natural resource damage or equitable relief, or any order, notice of violation, citation, request for information issued pursuant to any Environmental Law, or any subpoena or other written notice of any type relating to, arising out of, or issued pursuant to, any Environmental Law.

		Environmental Law:   Any Law, including any
permit, license, authorization, bond, order, judgment, or consent decree issued or entered into pursuant thereto, concerning protection or regulation of the discharge of substances into the environment, including but not limited to those concerning air emissions, water discharges and treatment, storage tanks, and the handling, generation, treatment, storage and disposal of waste materials, chemical substances, pollutants, contaminants, toxic substances, pathogens, radioactive materials or hazardous substances of any kind, whether solid, liquid or gaseous.

		Event of Default:  Any of the events
specified in Section 7.1.

		Ex-Im Bank:  The Export-Import Bank of
the United States.

		Export-Related Accounts Receivable: Shall have the meaning given that term in the Borrower Agreement.

		Export-Related Accounts Receivable Value: Shall have the meaning given that term in the Borrower Agreement, with such modifications as specifically consented to in writing by Ex-Im Bank.

		Export-Related Borrowing Base:  Shall mean
(subject to and as more fully described in the Borrower Agreement) the sum of (i) ninety percent (90%) of the Export-Related Accounts Receivable Value, plus (ii) seventy-five percent (75%) of the Export-Related Inventory Value; provided, however, that the Export-Related Borrowing Base is further subject to the terms of the Borrower Agreement.

		Export-Related Borrowing Base Certificate:  Any
Borrowing Base Certificate substantially in the form of Exhibit "F".

		Export-Related Inventory: Shall have the meaning given that term in the Borrower Agreement.

		Export-Related Inventory Value: Shall have the meaning given that term in the Borrower Agreement.

		Export-Related Revolving Credit Advance: An individual borrowing made by the Borrower under the Export-Related Revolving Credit Commitment.

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		Export-Related Revolving Credit Commitment:  The
obligation of the Lender to make available to the Borrower the maximum aggregate principal amount of $998,500.00, as set forth in
Section 2.1a of this Agreement, and including any increases, extensions or renewals thereto or thereof.

		Export-Related Revolving Credit Note: The promissory note of the Borrower evidencing the Obligations of the Borrower under the Export-Related Revolving Credit Commitment, which
Note is substantially in the form of Exhibit "A", together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

		Export-Related Revolving Credit Termination Date:
June 25, 2016, as such date may be extended for additional one-year periods upon the request of the Borrower and at the sole discretion of the Lender, upon the terms and conditions set forth in Section 2.1g, or if any such date is not a Business Day, the Business Day next preceding such date.

		Facility Fees:  The fees described in Section 2.5b.

		Fee: The Facility Fees and any other fee due under any of the Loan Documents.

		GAAP: Generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board, its predecessors and its successors.

		Governmental Approval: Any order, consent, authorization, license, validation, approval or permit issued or required to be obtained by a Person in connection with the operation of such Person's business or the ownership or use of such Person's properties.

		Governmental Authority: The government of the United States or the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, court, arbitrator, authority, body or entity or other regulatory bureau, authority, body or entity of the United States or any state or locality therein, including the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank or any comparable authority, and any successor to any of the foregoing.

		Guaranty or Guarantee: Any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment of another Person's obligations, including but not limited to (i) endorsements of negotiable instruments, (ii) discounts with recourse, (iii) agreements to pay or perform upon a second Person's failure to pay or perform,
(iv) agreements to remain liable on obligations assumed by a second Person, (v) agreements to maintain the capital, working capital, solvency or general financial condition of a second Person and (vi) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the nondelivery of such products, materials or supplies or the nonfurnishing of such services.

		Hazardous Substance: Has the meaning given to such term in Section 3.24.

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		Indebtedness:  Individually and collectively (i)
all obligations and indebtedness of the Borrower for borrowed money including but not limited to the Obligations; (ii) all obligations of the Borrower evidenced by bonds, debentures, notes (including but not limited to the Notes), or similar instruments; (iii) all obligations of the Borrower under conditional sale or other title retention agreements relating to property purchased by the Borrower;
(iv) all obligations of the Borrower issued or assumed as the deferred purchase price of property or services; (v) all obligations of the Borrower under capitalized leases; (vi) all obligations of the Borrower with respect to letters of credit, whether matured or contingent; (vii) all obligations of the Borrower under any agreement or arrangement designed to provide protection against fluctuations in interest rates; (viii) all obligations of others secured by any Lien on property or assets owned or acquired by the Borrower, whether or not the obligations secured thereby have been assumed; and (ix) all Guaranties of the Borrower; provided, however, that "Indebtedness" shall not include the Borrower's accounts payable incurred in the ordinary course of business if those accounts payable do not constitute obligations to repay borrowed money.

		Indemnified Party: The Lender and its Affiliates, and each of their respective directors, officers, employees, attorneys and agents.

		Internal Revenue Code: The Internal Revenue Code of 1986 or any successor legislation thereto, and the rules and regulations issued or promulgated thereunder, including any amendments to or replacement of any of the foregoing.

		Law: Any law, statute, rule, regulation, treaty, ordinance, order, writ, injunction, decree, judgment, guideline, directive or decision of any Governmental Authority, including without limitation any Environmental Law, whether in existence on the Closing Date or whether issued, enacted or adopted after the Closing Date, and any change therein or in the interpretation or application thereof following the Closing Date.

		Lender: First National Bank of Pennsylvania, a national bank formed under the laws of the United States of America, and its successors and assigns.

		Letters of Credit Outstanding: At any time the sum of (i) the aggregate Stated Amount of outstanding
Letters of Credit plus (ii) the aggregate amount of unreimbursed
Draws under the Letters of Credit.

		Letter(s) of Credit: Any standby letter(s) of credit as to which the account party, the Lender and the beneficiary contemplate that the beneficiary will receive a direct payment from account party and that the beneficiary shall draw upon the Letter of Credit only if the account party fails to honor its obligation to the beneficiary, including, but not limited to, standby letters of credit issued by the Lender in accordance with
Section 2.11 hereof.

		Letter of Credit Borrowing: Shall have the meaning given that term in Section 2.11b hereof.

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		Lien:  Any interest in property securing an
obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to a lien arising from the grant of a security interest under the UCC, a mortgage, judgment, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, all of the foregoing, whether or not voluntarily given. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Collateral. For the purposes of this Agreement, the Borrower shall be deemed to be the owner of any property which they have acquired or hold subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

		Loan:  Any Export-Related Revolving Credit
Advance or Demand Line of Credit Advance.

		Loan Account: The loan account referred to in Section 2.6.

		Loan Authorization Agreement: Shall have the meaning given that term in the Borrower Agreement.

		Loan Document: Any of the agreements between or made by the Borrower or any third party and the Lender relating to the Obligations or the Collateral, including this Agreement, the Notes, the Security Documents, the Letters of Credit, any documents, applications or confirmations relating to the Letters of Credit or reimbursement agreements related thereto, Subordination Agreements, the Borrower Agreement
(and all other documents relating specifically to the guarantee to be provided by Ex-Im Bank under its Working Capital
Guarantee Program, including without limitation all waiver letters related thereto) and all related documents, certificates and other agreements made from time to time in connection with any of the Obligations or the Collateral, and all extensions, renewals, amendments, substitutions and replacements to and of any of the foregoing.

		Loan Party: The Borrower or any other Person who from time to time becomes a party to any Loan Document and either offers Collateral or becomes liable with respect to the Obligations.

		Master Guarantee Agreement: The Export-Import Bank of the United States Working Capital Program Master Guarantee Agreement executed by Ex-Im Bank and the Lender, pursuant to the Ex-Im Bank Working Capital Guarantee Program, and all extensions, renewals, amendments, substitutions and replacements thereto or thereof.

		Material Adverse Change:  Any set of
circumstances or events which (i) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any of the Loan Documents,
(ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of any Loan Party, (iii) impairs materially or could reasonably be expected to impair materially the ability of any Loan Party to duly and punctually pay or perform the Obligations, or


                       -7

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(iv) impairs materially or could reasonably be expected to
impair materially the ability of the Lender to enforce the Lender's legal remedies pursuant to any of the Loan Documents.

            Material Adverse Effect: An effect that results in or causes or has a reasonable likelihood of resulting in or causing a Material Adverse Change.

		Note or Notes:  Any or all of the Export-
Related Revolving Credit Note, the Demand Line of Credit Note and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

		Obligations: All liabilities, obligations, covenants, duties and Indebtedness of the Borrower to the Lender of any and every kind and nature (including, without limitation, the obligation to pay principal, interest, Fees, Letter of Credit reimbursement obligations, charges, expenses, attorneys' fees, indemnities and other sums owed by the Borrower to the Lender under the Loan Documents, and future advances made to or for the benefit of the Borrower), whether arising under this Agreement, a Note, or any other Loan Document, or otherwise, whether heretofore, now or hereafter owing, arising, due or payable from the Borrower to the Lender, whether as drawer, maker, endorser, guarantor, surety or otherwise and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or liquidated or otherwise, including obligations of performance, including without limitation any and all obligations and liabilities of the Borrower to Lender, whether absolute or contingent, whether now existing or hereafter created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under (i) any agreement, device or arrangement designed to protect the Borrower from fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency exchange agreements, forward rate currency or interest rate options, puts, warrants, swaps, swaptions, U.S. Treasury locks and U.S. Treasury options, (ii) any other interest rate hedging transactions, such as, but not limited to, managing the Borrower's interest rate risk associated with any pending or potential capital market transactions such as fixed rate bond issues and (iii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

		Permitted Lien:  Any of the following:

		(i)	The security interests in the Collateral
granted to the Lender as security for the Obligations or otherwise;

		(ii)	Good faith deposits made in the ordinary
course of business in connection with bids, tenders, contracts or leases to which the Borrower is a party, or deposits made to secure public or statutory obligations;

		(iii)	Deposits to secure replevin, surety,
attachment or appeal bonds relating to legal proceedings to which the Borrower is a party;

		(iv)	Liens for taxes, assessments,
governmental charges or levies on the Borrower's properties if such taxes, assessments, governmental charges or levies are not at the

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time due and payable or if they can thereafter be paid
without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which the Borrower has created adequate reserves in accordance with GAAP;

		(v)	Pledges or deposits to secure payment
of workers' compensation or unemployment insurance obligations, deposits or indemnities to secure public or statutory obligations, or for similar purposes;

		(vi)	Security interests in favor of lessors
of personal property, which property is the subject of a true lease or a lease in the nature of a conditional sale financing between such lessor and the Borrower; and

		(vii)	Liens existing on the Closing Date which
are acceptable to the Lender and which are listed on Schedule 5.3.

		Person: Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or Governmental Authority.

		Prime Rate: The fluctuating rate per annum which is publicly announced from time to time by the Lender as being its so-called "prime rate", with each change in the Prime Rate automatically, immediately, and without notice changing the applicable interest rate. The Prime Rate is not necessarily the lowest rate of interest then available from the Lender on fluctuating-rate loans.

		Receivables:  All of the Borrower's "Accounts
Receivable" as such term is defined in the Borrower Agreement.

		Regulation T, U or X:  Respectively, any of
Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System.

		Security Agreement: The Security Agreement substantially in the form of Exhibit "C", and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

		Security Document: Any document or instrument executed by any Loan Party or third party for the purpose of securing the Obligations, or any other obligations of any Loan Party to the Lender in connection herewith (including, without limitation, the Security Agreement,) whether executed prior to or contemporaneously with this Agreement, all additional documents and instruments entered into from time to time for the purpose of securing the Obligations or such other obligations, any and all ancillary documents and instruments relating to any of the foregoing, such as UCC financing statements and stock powers, and all extensions, renewals, amendments, substitutions and replacements to and of any of the foregoing.

		Solvent: The condition which exists when the Person in question (i) owns assets whose value (both at fair market value and present fair saleable value) is, on the date of determination, greater than the amount of such Person's liabilities (including without limitation contingent and unliquidated liabilities), (ii) is able to pay all of its obligations as they mature and (iii) has capital sufficient to carry on its present business and transactions and all business and transactions in which it is about to engage.

		Specified Events of Default: The occurrence of any of the following events (each of which is identified as an "Event of Default" in the Master Guarantee Agreement) with respect to the Borrower (the Events of Default found in this definition are in addition to, and in no way limit, any Events of Default defined elsewhere in the Loan Documents, and to the extent of any conflict between these Specified Events of Default and any other Events of Default, the terms most favorable to the Lender and Ex-Im Bank shall control):

                        (i)	the Borrower fails to pay
within thirty (30) calendar days of the date when due, at stated maturity or otherwise, any amount payable under the Loan Documents;

                         (ii)	the Borrower fails to pay
within thirty (30) calendar days of the date when due, at stated maturity or otherwise, any amount payable to Lender under any loan(s) or other financial accommodations not guaranteed by Ex-Im Bank that have been extended by Lender to the Borrower;

                        (iii)	the aggregate outstanding
amount of Disbursements exceeds the Export-Related Borrowing Base and the Borrower fails within thirty (30) calendar days after being informed thereof by Lender (in writing or otherwise) either to (A) furnish additional Collateral to Lender as security for the Loan Facility, in form and amount satisfactory to Lender and Ex-Im Bank, or (B) pay to Lender an amount equal to the difference between the aggregate outstanding amount of Disbursements and the Export-Related Borrowing Base;

                        (iv)	the Borrower (A) applies for,
consents to or suffers the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property or calls a meeting of its creditors, (B) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (C) makes a general assignment for the benefit of creditors, (D) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (E) is adjudicated as bankrupt or insolvent, (F) files a petition seeking to take advantage of any other law providing for the relief of debtors, (G) acquiesces to, or fails to have dismissed within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or
(H) takes any action for the purpose of effecting any of the foregoing;

                        (v)	any Lien in any of the
Collateral, granted or intended by the Loan Documents to be granted to Lender, ceases to be a valid, enforceable, perfected, first priority Lien (or a lesser priority if expressly permitted pursuant to Section 6 of the Loan
Authorization Agreement) subject only to Permitted Liens;

                        (vi)	any material provision of
any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms;

                        (vii)	the issuance of any levy,
assessment, attachment, seizure or Lien, other than a Permitted Lien, against any of the Collateral which is not stayed or lifted within thirty (30) calendar days, unless sufficient cash reserves are established;

                        (viii)	any proceeding is commenced
by or against the Borrower for the liquidation of its assets or dissolution;

                        (ix)	the Borrower fails to
comply with any provision of the Borrower Agreement or Loan
Authorization Agreement and such failure is not cured within thirty (30) calendar days after the occurrence of such failure

                        (x)	any litigation is filed
against the Borrower which has had or could reasonably be expected to have a Material Adverse Effect and such litigation is not withdrawn or dismissed within thirty (30) calendar days of the filing thereof;

                        (xi)	any default or event of
default other than those described above occurs under any of the Loan Documents which causes the obligations thereunder or a portion thereof to become due prior to its stated maturity or prior to the regularly scheduled dates of payment.

	Any capitalized terms used but not defined herein shall have the meaning given to those terms in the Borrower
Agreement.

		Stated Amount: The amount available to the beneficiaries of the Letters of Credit for one or more drawings thereunder as such amount is reduced and reinstated from time to time in accordance with the provisions of the Letters of
 Credit.

		Subordination Agreement:  A Subordination
Agreement in the form of Exhibit "G? hereto and executed by the Borrower, Lender and the Creditor (as such term is defined therein), together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

		Tangible Net Worth:  As of any date of
determination, the Borrower's total Stockholders? equity as of such date, less all items classified as intangible, determined and Consolidated in accordance with GAAP.

		Termination Date: The date on which all Obligations have been paid in full and are completely discharged and the Borrower shall have no further right to borrow any Loans or request any Letters of Credit hereunder.

		UCC or Uniform Commercial Code:  The Uniform
Commercial Code as adopted and in effect from time to time in the Commonwealth of Pennsylvania, except when the provisions of the UCC as adopted in another jurisdiction are applicable due to the location of any Collateral in such other jurisdiction.

1.2		Accounting Terms.  Each accounting term not
defined herein and each accounting term partly defined herein, to the extent not defined, shall have the meaning given it under GAAP.

1.3		Rules of Construction.  (i) Except as
otherwise specified, all references in any Loan Document (A) to any Person shall be deemed to include such Person's successors and assigns, (B) to any Law shall be deemed references to such Law as the same may have been or may be amended, supplemented or replaced from time to time, and
(C) to any Loan Document defined or referred to herein shall be deemed references to such Loan Documents (and, in the case of the Notes or other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time.

		(ii)	When used in any Loan Document, the
words "herein", "hereof" and "hereunder" and words of similar import shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document, and the words "Article", "Section", "Subsection", "Schedule", "Exhibit" and "Annex" shall refer to Articles, Sections and Subsections of, and Schedules, Exhibits and Annexes to, such Loan Document, unless otherwise specified.

		(iii)	When used in any Loan Document, the
word "including" means "including without limitation".

		(iv)	The headings of the sections of
this Agreement are inserted for convenience only and shall not affect the meaning or construction of this Agreement.

		(v)	Whenever the context so requires,
in all Loan Documents the use of or reference to any gender includes the masculine, feminine and neuter genders, and all terms used in the singular shall have comparable meanings when used in the plural, and vice versa.

1.4		Incorporation of Recitals.  The recitals
at the beginning of this Agreement are incorporated into and made a material part of this Agreement.


ARTICLE II.	THE LOANS

2.1		Export-Related Revolving Credit Commitment.

2.1a		Export-Related Revolving Credit Advances.
The Lender agrees, subject to the terms and conditions hereof, and further subject to the satisfaction of all applicable terms and conditions contained in the Borrower Agreement (which shall control in the event of any inconsistency), and relying upon the representations and warranties herein set forth, that the Borrower shall have the right to borrow, repay and reborrow from the date hereof until the Export-Related Revolving Credit Termination Date a principal amount which shall not exceed in the aggregate at any one time outstanding the lesser of (i) $998,500.00 or (ii) the sum of (x) the

Export-Related Borrowing Base then in effect minus (y) twenty-five percent (25%) of the Letters of Credit
Outstanding.

2.1b		Principal Repayments.

   		(i)	Export-Related Borrowing Base.
If at any time the Lender determines that the sum of (x) the aggregate outstanding principal amount of Export-Related Revolving Credit Advances plus (y) twenty-five (25%) of the aggregate Stated Amount of Letters of Credit outstanding exceeds the Export-Related Borrowing Base, the Borrower shall repay, immediately upon demand by the Lender, an amount sufficient to reduce the aggregate outstanding principal amount of Export-Related Revolving Credit Advances so that such sum no longer exceeds the Export-Related Borrowing Base. Until such repayment occurs the Lender shall not be required to make additional Export-Related Revolving Credit Advances to, or issue Letters of Credit for the account of, the Borrower.

   		(ii)	Additional Payments.  Any prepayments
of outstanding Export-Related Revolving Credit Advances shall be accompanied by all accrued and unpaid interest thereon and all other amounts due hereunder with respect to such prepayment. Accrued and unpaid interest due with respect to any partial voluntary prepayment shall be paid on the earlier of the next scheduled interest payment date or maturity, whether by acceleration or otherwise.

		(iii)	Reductions for Letter of Credit.  To
the extent that there are Letters of Credit outstanding or requested by the Borrower, the Export-Related Revolving Credit Commitment hereunder shall be correspondingly reduced by the aggregate Stated Amount of the outstanding Letters of Credit and any unreimbursed Draws under the Letters of Credit.

2.1c		Amount of Export-Related Revolving Credit
Advances. Each Export-Related Revolving Credit Advance shall be in a minimum amount of $15,000; provided, however, that if the entire amount of Export-Related Revolving Credit Advances available to the Borrower is less than $15,000, then such Export-Related Revolving Credit Advance shall be for such entire amount.

2.1d		Requests for Export-Related Revolving
Credit Advances.   Each request for an Export-Related Revolving
Credit Advance shall be made to the Lender orally or in writing, by an Authorized Officer of the Borrower, prior to 12:00 noon (Pittsburgh, Pennsylvania time) on the proposed effective date of the Export-Related Revolving Credit Advance (which shall be a Business Day). Any oral request for an Export-Related Revolving Credit Advance shall be followed promptly by the Borrower's written confirmation of such request executed by an Authorized Officer. Each request for an Export-Related Revolving Credit Advance must comply with the conditions set forth in Article VI below. The Lender shall make such Export-Related Revolving Credit Advance available to the Borrower in immediately available funds at the principal office of the Lender on the date of such Export-Related Revolving Credit Advance by depositing the proceeds of such Loan in the Borrower's demand deposit account maintained with the Lender, absent written instructions from the Borrower to the contrary. A request from the Borrower pursuant to this Section shall irrevocably commit the Borrower to accept such Export-Related Revolving Credit Advance on the date specified in such request.

2.1e		Repayment on Export-Related Revolving Credit
Termination Date. On the Export-Related Revolving Credit Termination Date the entire outstanding principal balance of the Export-Related Revolving Credit Advances, plus all accrued and unpaid interest thereon, any unpaid Fees relating thereto and any other outstanding Obligations relating to the Export-Related Revolving Credit Commitment shall be due and payable in immediately available funds.

2.1f		Export-Related Revolving Credit Note.  The
obligation of the Borrower to repay, on or before the Export-Related Revolving Credit Termination Date, the aggregate unpaid principal amount of the Export-Related Revolving Credit Advances and accrued and unpaid interest thereon shall be evidenced by the Export-Related Revolving Credit Note substantially in the form of Exhibit "A", which shall be duly executed by the Borrower and delivered to the Lender. The principal amount actually due and owing the Lender under the Export-Related Revolving Credit Note shall be the aggregate unpaid principal amount of all Export-Related Revolving Credit Advances made hereunder, all as shown in the Loan Account established pursuant to Section 2.6.

2.1g		Extension of Export-Related Revolving Credit
Termination Date. The provisions of this Section 2.1 shall be in effect until, and the Export-Related Revolving Credit Advances shall be due and payable on, the Export-Related Revolving Credit Termination Date, unless terminated earlier. The initial Export-Related Revolving Credit Termination Date upon the request of the Borrower and at the option of the Lender and in the Lender's sole discretion, based on whatever factors the Lender deems relevant at the time of such determination, may be extended for one or more periods of one year each.

2.2		Demand Line of Credit.

2.2a		Demand Line of Credit Advances.  The Lender agrees,
subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, that the Borrower shall have the right to borrow, repay and reborrow from the date hereof until DEMAND, a principal amount which shall not exceed in the aggregate at any one time outstanding $300,000.00. Upon the permanent reduction of the Demand Line of Credit, and so long as no Event of Default has occurred and is continuing, the Lender shall permit a corresponding reduction in the amount of cash required to be maintained in the Cash Collateral Account defined in Section 2.10b.

2.2b		Principal Payments.

		(i)	Voluntary Reductions.  Upon two Business
Days' notice to the Lender, the Borrower may from time to time voluntarily permanently reduce the Demand Line of Credit.
The portion of the Demand Line of Credit so terminated shall no longer be available for borrowing. Simultaneously with each voluntary permanent reduction, the Borrower shall make a payment of the outstanding Demand Line of Credit Advances equal to the excess, if any, of (A) the aggregate principal amount of the outstanding Demand Line of Credit Advances over (B) the
Demand Line of Credit, as so reduced. All such reductions shall be without penalty or premium.

		(ii)	Additional Payments.  Any prepayments of
Demand Line of Credit Advances shall be accompanied by all accrued and unpaid interest thereon and all other amounts due hereunder with respect to such prepayment. All such prepayments shall be applied by the Lender in such order and manner as determined in its sole discretion.

2.2c		Amount of Demand Line of Credit Advances.  Each
Demand Line of Credit Advance shall be in a minimum amount of $15,000; provided, however, that if the entire amount of Demand Line of Credit Advances available to the Borrower is less than $15,000, then such Demand Line of Credit Advance shall be for such entire amount.

2.2d		Requests for Demand Line of Credit Advances.
Each request for a Demand Line of Credit Advance shall be made to the Lender orally or in writing, by an Authorized Officer, by 12:00 Noon (Pittsburgh, Pennsylvania time) on the proposed effective date of the Demand Line of Credit Advance (which shall be a business day). Any oral request for a Demand Line of Credit Advance shall be followed promptly by the Borrower's written confirmation of such request executed by an Authorized Officer. Each request for a Demand Line of Credit Advance must comply with the condition set forth in Article VI below. The Lender shall make such Demand Line of Credit Advance available to the Borrower in immediately available funds at the principal office of the Lender on the date of such Demand Line of Credit Advance by depositing the proceeds of such Loan in the Borrower's demand deposit account maintained with the Lender, absent written instructions from the Borrower to the contrary.
A request from the Borrower pursuant to this Section shall irrevocably commit the Borrower to accept such Demand
Line of Credit Advance on the date specified in such request.

2.2e		Repayment.  On DEMAND any or all of the entire
outstanding principal balance of the Demand Line of Credit
Advances, plus all accrued and unpaid interest thereon, any unpaid Fees relating thereto and any other outstanding Obligations relating to the Demand Line of Credit shall be due and payable in immediately available funds.

2.2f		Demand Line of Credit Note.  The obligations of
the Borrower to repay, on or before DEMAND, the aggregate unpaid principal amount of the Demand Line of Credit Advances and accrued and unpaid interest thereon shall be evidenced by the Demand Line of Credit Note substantially in the form of Exhibit "B", which shall be duly executed by the Borrower and delivered to the Lender. The principal amount actually due and owing the Lender under the Demand Line of Credit Note shall be the aggregate unpaid principal amount of all Demand Line of Credit Advances made hereunder, all as shown in the Loan Account established pursuant to Section 2.6.

2.2g		Demand Line of Credit Termination.  The provisions
of this Section 2.2 shall be in effect until DEMAND has been made upon the Borrower, and the Demand Line of Credit Advances shall be due and payable on DEMAND.

2.3		Interest.

2.3a		Interest Rate.

		(i)	Export-Related Revolving Credit Advances.
Export-Related Revolving Credit Advances will bear interest at a rate per annum equal to the sum of (a) the Prime Rate, plus (b) two hundred (200) basis points (2.00%).

		(ii)	Demand Line of Credit Advances. Demand
Line of Credit Advances will bear interest at a rate per annum equal to the Prime Rate.

2.3b		Adjustments to Interest Rate.

		(i)	Changes in Prime Rate.  The Prime Rate,
if applicable, shall be immediately and automatically adjusted from time to time, without notice to the Borrower, as necessary to reflect any changes in the Prime Rate as announced by the Lender, which adjustments shall be automatically effective on the day of any such change.

   		(ii)	Event of Default.  Upon the occurrence
of and during the continuance of an Event of Default, at the option of the Lender upon notice to the Borrower and whether or not judgment has been entered on any Note, the outstanding principal amount of the Loans shall bear interest from the date of such notice at a rate per annum which is equal to three percent (3%) in excess of the rate or rates which would be otherwise in effect pursuant to this Section 2.3 with respect to such Loans.

2.3c		Yield Protection; Changes in Law.  If any Law
or the interpretation or application thereof by any Governmental Authority charged with the administration thereof or the compliance with any guideline or request from any central bank or other Governmental Authority, whether or not having the force of law:

   		(i)	subjects the Lender to any tax, levy,
impost, charge, fee, duty, deduction or withholding of any kind hereunder (other than any tax imposed or based upon the income of the Lender and payable to any Governmental Authority or taxing authority of the United States of America or any state thereof) or changes the basis of taxation of the Lender with respect to payments by the Borrower of principal, interest or other amounts due from the Borrower hereunder (other than any change which affects, and only to the extent that it affects, the taxation by the United States or any state thereof of the total net income of the Lender); or

   		(ii)	imposes, modifies or deems applicable
any reserve, special deposit or similar requirements against assets held by, deposits with or for the account of or credit extended by the Lender; or

   		(iii)	imposes upon the Lender any other
obligation or condition with respect to this Agreement, and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by the Lender or impose any expenses upon the Lender with respect to the Loans by an amount which the Lender reasonably deems material, then and in any such case, the Lender shall from time to time notify the Borrower of the amount determined by the Lender (which determination, absent manifest error, shall be conclusive) to be reasonably necessary to compensate the Lender (on an after-tax basis) for such increase in cost, reduction in income, reduction in rate of return or additional expenses, setting forth the calculations therefor, and the Borrower shall pay such amount to the Lender, as additional consideration hereunder, within 10 (ten) Business Days of the Borrower's receipt of such notice.

2.3d		Interest Payment Dates.  Interest due on
all outstanding Loans shall be payable monthly in arrears on the first day of each calendar month for the calendar month just ended, beginning on the first day of the calendar month following the first disbursement hereunder. All accrued and unpaid interest on the Export-Related Revolving Credit Advances shall be due and payable on the Export-Related Revolving Credit Termination Date. All accrued and unpaid interest on the Demand Line of Credit Advances shall be due and payable on DEMAND. After any maturity of any Loan, Notes or Obligations, whether by acceleration or otherwise, all accrued and unpaid interest shall be due and payable on demand until all amounts due hereunder are paid in full.

2.3e		Calculation of Interest.  Interest shall
be calculated on the basis of the actual number of days elapsed, using an assumed year of 360 days.

2.4		Capital Adequacy.  If (i) any adoption of
or any change in or in the interpretation of any Law,
(ii) compliance with any Law of any Governmental Authority exercising control over banks or financial institutions generally or any court (whether or not having the force of law), or (iii) any change in the force or effectiveness of the regulations set forth at 12 C.F.R. Part 3 (Appendix A), 12 C.F.R. Part 208 (Appendix A), 12 C.F.R. Part 225
(Appendix A) or 12 C.F.R. Part 325 (Appendix A) affects
or would affect the amount of capital required or expected
to be maintained by the Lender (a "Capital Adequacy Event"), and the result of such Capital Adequacy Event is to reduce the rate of return on the Lender?s capital as a consequence thereof to a level below that which the Lender could have achieved but for such Capital Adequacy Event, taking into consideration the Lender?s policies with respect to capital adequacy, by an amount which the Lender deems to be material, the Lender shall deliver to the Borrower a statement of the amount necessary to compensate the Lender for the reduction in the rate of return on its capital attributable to the Loans and the commitment hereunder (the "Capital
Compensation Amount"). The Lender shall determine the Capital Compensation Amount in good faith, using reasonable
attribution and averaging methods.    Such amount shall be
due and payable by the Borrower to the Lender ten (10) Business Days after such notice is given by the Lender.

2.5		Fees.

2.5a		Documentation Fee.  The Borrower agrees to
pay to the Lender a non-refundable documentation fee of $500.00 on the Demand Line of Credit.

2.5b		Facility Fees.  The Borrower agrees to pay
to the Lender a nonrefundable and fully earned annual fee under the Ex-Im Bank Working Capital Guarantee Program equal to (i) 1.75% of the Export-Related Revolving Credit Commitment, payable on the Closing Date and (ii) 1.75% of the Export-Related Revolving Credit Commitment, payable on each anniversary of the Closing Date thereafter; provided however that the amount of such fee may be subject to change by Ex-Im Bank from time to time. The Borrower shall also pay to Lender on the Closing Date a $500 application fee which Lender must submit to Ex-Im Bank in connection herewith.

2.5c		Letter of Credit Fees.  The Borrower shall
pay to the Lender (i) quarterly in arrears, on October 1, 2015 and thereafter on the first day of each January, April, and July, a commission on the average daily aggregate Stated Amount of Letters of Credit outstanding during the fiscal quarter ending on such date, equal to two hundred fifty (250)
 basis points (2.50%) per annum, and (ii) all other customary fees, charges and expenses charged from time to time by Lender in connection with the Letters of Credit.

2.6		Loan Account.  The Lender shall open and
maintain on its books records relating to the Loans made, repayments, prepayments, the computation and payment of interest and the Fees and the computation of other amounts due and sums paid to the Lender pursuant hereto. Except in the case of manifest error in computation, such records shall be presumed to be conclusive and binding on the Borrower as to the amount at any time due to the Lender from the Borrower pursuant hereto.

2.7		Time, Place and Manner of Payments.  All
payments to be made by the Borrower under any of the Loan Documents shall be made at the principal office of the Lender at Pittsburgh, Pennsylvania and shall be paid in Dollars in immediately available funds no later than 2:00 p.m. (Eastern time) on the date such payment is due. If the date on which any payment is due is not a Business Day such payment shall be due and payable on the next succeeding day which is a Business Day and interest shall accrue on any principal amount of such a payment until the date on which such principal amount is paid.

2.8		Payment from Accounts Maintained by the
Borrower. In the event that any payment of principal, interest, Fees or any other amount due the Lender under any of the Loan Documents is not paid when due, the Lender is hereby authorized to effect such payment by debiting any demand deposit account of the Borrower maintained with the Lender. This right of debiting accounts of the Borrower is in addition to any right of set-off accorded the Lender hereunder or by operation of law.

2.9		All Obligations to Constitute One Obligation.
All Obligations shall constitute one general obligation of the Borrower, and shall be secured by the Lender?s security interest in and lien upon all of the Collateral of the Borrower and by all other security interests and Liens heretofore, now or at any time or times hereafter granted by the Borrower to the Lender.

2.10		Security.  To secure the payment of principal
of, and interest on, the Notes, all Fees, costs, expenses and other charges to be paid or reimbursed by the Borrower under the Loan Documents, Letters of Credit, and all other Obligations of the Borrower to the Lender under the Loan Documents and the performance of the terms of the Loan Documents and all other instruments and documents executed by the Borrower in favor of, or for the benefit of, the Lender with respect thereto:

2.10a		Security Documents.  The Borrower hereby agrees
to execute and deliver, or cause to be executed and delivered, to the Lender, the following:

		(i)	A Security Agreement which shall assign
to Lender, and grant to Lender, a Lien on and security interest in, all the property of the Borrower described in the Security Agreement, including, but not limited to, all rights, titles and interests of the Borrower, in and to its Receivables, general intangibles, inventory, equipment, fixtures and payment intangibles.

		(ii)	All UCC financing statements required by
the Lender in connection with the Liens and security interests granted pursuant to the Security Agreement.

2.10b		Cash Collateral Account.  The Borrower hereby
agrees to establish and maintain with the Lender a segregated, special purpose, restricted deposit account, identified as account no. 95059348 (the "Cash Collateral Account"), into which at least $300,000 will be on deposit therein on the Closing Date. The
Cash Collateral Account shall be in the name of the Lender, and shall be titled substantially as "Cash Collateral Account Pledged to First National Bank of Pennsylvania RE: Scientific Industries, Inc.", with such additional identifying information as the Lender may deem appropriate. The Borrower hereby agrees that the Lender shall have exclusive dominion and control over the Cash Collateral Account and all funds from time to time in it; without limitation, the Lender at all times shall be a pledgee in possession of the funds deposited in the Cash Collateral Account and shall have the sole right to make withdrawals from the Cash Collateral Account. The Lender may withdraw amounts from the Cash Collateral Account only as, when, and to the extent set forth in this Agreement.

	Upon the occurrence of any Event of Default hereunder, the Lender may appropriate and apply the funds deposited in the Cash
Collateral Account to the payment of all outstanding Obligations in such order and manner as determined by Lender.

	Notwithstanding anything in this Section 2.10b to the contrary, upon the Borrower achieving EBITDA in excess of $450,000 measured on a trailing twelve (12) months basis as of two consecutive fiscal quarter ends, provided no Default or Event of Default has occurred and is continuing, the Lender will release all funds held in the Cash Collateral Account to the Borrower.

2.10c		Additional Security - Generally.  In the event
that the Borrower is to provide additional security for the payment of the Obligations and the performance of the Loan Documents, such additional security shall be of such kind, in such form and have such value as the Lender shall in its sole discretion require and shall be otherwise acceptable to the Lender. The Borrower shall execute and deliver, or cause to be executed and delivered to Lender, such new or amended mortgage and/or security agreement relating to such additional collateral, as well as such other instruments, papers and other documents, and take such further action in connection therewith, as the Lender in its sole discretion shall require (including but not limited to providing reports and opinions relating to matters concerning title to such additional security and concerning the priority of the Lien(s) and security interest(s) granted by such new or amended mortgage and/or security agreement).

2.11	Letter of Credit Subfacility.

2.11a		Terms of Letter of Credit.  The Lender shall
issue, subject to the terms and
conditions hereof and at the request of the Borrower, Letters of Credit, all as more fully set forth in this Section 2.11.

	(i)  	No Letter of Credit shall be issued hereunder
which has an expiry date more than one (1) year from the date of issuance and shall in no event expire later than the Export-Related Revolving Credit Termination Date. The foregoing sentence notwithstanding, in no event shall any Letter of Credit be issued in the sixty (60) days prior to the Export-Related Revolving Credit Termination Date unless either (a) the Lender has approved an extension of the Export-Related Revolving Credit Termination Date or (b) Ex-Im Bank has given its prior written consent thereto. This Agreement is not a pre-advice for the issuance of a Letter of Credit and is not irrevocable.

	(ii)  	Each Letter of Credit, hereafter issued by
the Lender upon written request received by the Lender not less than five (5) Business Days prior to the proposed date of issuance pursuant to this Section 2.11, shall be issued in accordance with the Lender's then current practices relating to the issuance by the Lender of Letters of Credit, including but not limited to the execution and delivery by the Borrower of a letter of credit application and agreement in the form required by Lender, and the payment by the Borrower of the Lender's customary issuance and processing fees, commissions and expenses.

	(iii) 	In no event shall (x) the Letters of Credit
Outstanding exceed, at any one time, Five Hundred Thousand Dollars ($500,000), or (y) the sum of (a) the aggregate outstanding principal balance of the Export-Related Revolving Credit Advances, plus (b) twenty-five percent (25%) of the aggregate Stated Amount of outstanding Letters of Credit exceed, at any one time, the Export-Related Borrowing Base. The Stated Amount of each Letter of Credit, while the same is issued and outstanding, and any unreimbursed Draws under the Letters of Credit, shall reduce the maximum amount otherwise available under the Export-Related Revolving Credit Commitment as set forth in Section 2.1 hereof.

2.11b		Payments Under Letters of Credit.  In the
event there is a Draw under any Letter of Credit, the Borrower hereby agrees to repay the Lender, or cause the account party to repay the Lender, in immediately available funds for the amount of such Draw by 2:00 p.m. on the date of such Draw. If the amount of such Draw is not paid by 2:00 p.m. on the date of such Draw, the Borrower irrevocably authorizes the Lender, and the Lender shall have the right (but not any obligation), to be exercised in its sole discretion, to treat such Draw as a request for an Export-Related Revolving Credit Advance in the amount of such Draw, to issue a Export-Related Revolving Credit Advance bearing interest at the rate set forth in Section 2.3 hereof simultaneously with any such Draw in the amount of such Draw, and to credit the proceeds of such Export-Related Revolving Credit Advance so as to immediately eliminate the liability of the Borrower or the account party to the Lender pertaining to such Letter of Credit. With respect to the amount of any Draw that is not converted to an Export-Related Credit Advance pursuant to the preceding sentence, because of Borrower's failure to satisfy the conditions set forth in Article VI hereof or for any other reason, the Borrower shall be deemed to have incurred from the Lender a borrowing in such amount (a "Letter of Credit Borrowing"), and each such Letter of Credit
Borrowing shall be due and payable on demand and shall bear interest (payable on demand) at the highest rate per annum provided for Export-Related Revolving Credit Advances hereunder.

2.11c		Reimbursement for Charges and Fees.
The Borrower agrees to pay or cause to be paid to the Lender on demand, all normal and customary transaction charges that the Lender may charge (i) for issuance, extension or renewal of any Letter of Credit, (ii) for drawings under the Letters of Credit, (iii) for transfers of each respective Letter of Credit in accordance with its terms and (iv) for amendments of the Letters of Credit, payable without any requirement of notice or demand by the Lender on the day of such issuance, extension, renewal, drawing, transfer or amendment.

2.11d		Cash Collateral.  At any time and from
time to time during the period from the Export-Related Revolving Credit Termination Date until the expiration or return to the Lender of all Letters of Credit issued hereunder for cancellation, the Borrower hereby agrees to deposit with the Lender, upon demand, such cash collateral as may be requested by the Lender to further secure any reimbursement obligations of the Borrower related to such Letters of Credit. The foregoing notwithstanding, the parties hereto agree that the amount of such cash collateral requested by and deposited with the Lender shall not exceed 105% of the aggregate Letters of Credit Outstanding.


ARTICLE III.	REPRESENTATIONS AND WARRANTIES

		To induce the Lender to enter into this
Agreement and to make the Loans and to issue the Letters of Credit herein provided for, the Borrower hereby makes the following representations and warranties to the Lender, all of which shall be continuing in nature and shall survive the execution and delivery of this Agreement and the making of the Loans:

3.1		Existence.  The Borrower is a corporation
duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Borrower is duly qualified or licensed and in good standing to do business in each jurisdiction where the nature of its activities or the ownership of its properties makes such qualification or licensing necessary.

3.2		Capitalization; Ownership; Title to Shares.
The ownership of the membership interests in the Borrower is as set forth on Schedule 3.2. All of such member interests are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any equity interests of the Borrower, and no equity interests in the Borrower have been pledged or assigned to any Person, as collateral or otherwise. The Borrower has no subsidiaries or ownership interest in any Person except for those set forth on Schedule 3.2.

3.3		Power and Authority.  The Borrower has
the full and lawful power to own or lease its properties and to engage in the business it now conducts or proposes to conduct. The
Borrower is duly authorized to execute, deliver and perform the terms and provisions of the Loan Documents and to incur the Obligations. All corporate action necessary to authorize the execution, delivery and performance of the Loan Documents and to incur the Obligations has been properly taken by the Borrower. The Borrower is and will continue to be duly authorized to borrow hereunder and to perform all of the terms and provisions of the Loan Documents.

3.4		Validity; Binding Effect and Enforceability.
The Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except as such enforceability may be limited by the availability of equitable remedies.

3.5		No Conflict.  The execution and delivery of
the Loan Documents by the Borrower, and the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by it, do not and will not conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Borrower?s articles of incorporation, bylaws, or other organizational documents, (ii) any Law or (iii) any material agreement, instrument, order, writ, judgment, injunction or decree to which the Borrower is a party or by which it is bound or to which it is subject, or will result in the creation or enforcement of any Lien whatsoever upon any property, whether now owned or hereafter acquired, of the Borrower. The Borrower is not a party to any contract or agreement, or subject to any charter or other restriction which, either individually or in the aggregate, materially and adversely affects its business activities, prospects, properties, assets or financial condition.

3.6		Governmental Approvals; Permits.  The Borrower
has all requisite power and authority and has received all Governmental Approvals from all Governmental Authorities required in connection with (i) the ownership, construction, operation and maintenance by it of its properties and the conduct of its present and proposed businesses, and (ii) the execution, delivery and performance by it of the Loan Documents.

3.7		Historical Financial Statements.  The Borrower
has delivered or caused to be delivered to the Lender its most recent financial statements. The financial statements are true, complete and accurate in all material respects and fairly present the Borrower's financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower?s operations for the period specified therein. The financial statements have been prepared in accordance with GAAP consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Lender in its sole discretion.

3.8		Material Adverse Change.  Since the date of
the most recent financial statements delivered to the Lender, there has been no Material Adverse Change and there have been no events or developments that individually or in the aggregate have had a Material Adverse Effect.

3.9		Solvency.  The Borrower is, and after giving
effect to the transactions contemplated pursuant to the Loan
Documents will be, Solvent.

3.10		Litigation.  There are no actions, suits,
proceedings, investigations or governmental proceedings pending or, to the best of the Borrower's knowledge, threatened against the Borrower or any of its businesses, operations or properties, at law or in equity, the results of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which purport to restrain or enjoin (temporarily, preliminarily or permanently) the performance by the Borrower of any action contemplated by any Loan Document.

3.11		Compliance with Laws.  The Borrower is in
material compliance with, and its properties, business operations and leaseholds are in material compliance with, all Laws applicable to the Borrower, its properties and the conduct of its businesses.

3.12		Material Contracts.  All material contracts
relating to the business operations of the Borrower are valid, binding and enforceable upon the Borrower and, to the best of the Borrower's knowledge, each of the other parties thereto in accordance with their respective terms. The Borrower is not in default of any such material contract, and there is no default thereunder, to the Borrower's knowledge, with respect to parties other than the Borrower. Additionally, the Borrower is not in violation of any term or provision of its articles of incorporation, bylaws or other organizational documents.

3.13		Labor and Employment Matters.  The Borrower
is not a party to any employment agreement, labor contract or collective bargaining agreement. The Borrower has not, within the two-year period preceding the date hereof, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Law.

3.14		Condition of and Title to Assets; Status of
Leases. The Borrower has good title to its properties, assets and leases. As of the date hereof none of the assets of the Borrower is subject to any Lien except for existing Permitted Liens. All of the assets and properties of the Borrower that are necessary for the operation of its businesses are in good working condition, ordinary wear and tear excepted, and are able to serve the functions for which they are currently being used. The Borrower is not in default under, and to the best of its knowledge no other party thereto is in default under, any lease to which the Borrower is party.

3.15		Tax Returns and Matters.  The Borrower has
filed all Federal, state, local and other tax returns required by law to be filed. The Borrower has paid all taxes, assessments and other governmental charges levied upon the Borrower or any of its properties, assets, income or franchises which are due and payable, other than (i) those presently payable without penalty or interest, (ii) those which are being contested in good faith by appropriate proceedings which are being diligently conducted and (iii) those which, if not paid, would not in the aggregate have a Material
Adverse Effect; and as to each of items (i), (ii) and (iii), the Borrower has set aside on its books reserves for such taxes, assessments or other governmental charges as are determined to be adequate by application of GAAP consistently applied. The charges, accruals and reserves on its books of the Borrower in respect of Federal, state, local and other taxes and assessments for all fiscal periods to date are adequate, and the Borrower knows of no unpaid assessments for additional Federal, state, local or other taxes for any such fiscal period or any basis therefor relating to the Borrower.

3.16		Intellectual Property.  The Borrower
owns or licenses all of the material patents, patent applications, trademarks, trademark applications, permits, service marks, trade names, copyrights, copyright applications, licenses, franchises, authorizations and other intellectual property rights that are necessary for the operations of its business, without infringement upon or conflict with the rights of any other Person with respect thereto.
No slogan or other advertising device, product, process, method, substance, part or component or other material now employed, or now contemplated to be employed, by the Borrower infringe upon or conflict with any rights owned by any other
Person, and no claim or litigation regarding any of the foregoing is pending or threatened. No patent, invention, device or application, and no Law, standard or code involving the Borrower's intellectual property is pending or, to the knowledge of the Borrower proposed.

3.17		Insurance.  The Borrower currently
maintains insurance which meets or exceeds the requirements of Section 4.6 and the applicable insurance requirements set forth in the other Loan Documents, and such insurance is provided by reputable and financially sound insurers and is of such types and at least in such amounts as are customarily carried by, and insures against such risks as are customarily insured against, by similar businesses similarly situated and owning, leasing and operating similar properties to those owned, leased and operated by the Borrower. All of such insurance policies are valid and in full force and effect. No notice has been given or claim made, and, to the Borrower's knowledge, no grounds exist to cancel or avoid any of such policies or to reduce the coverage provided thereby.

3.18		No Defaults.  No Default or Event of
Default has occurred or exists.

3.19		Employee Benefit Plans.  Each employee
benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, "ERISA"), including minimum funding requirements, and (i) no Prohibited
Transaction (as defined under ERISA) has occurred with respect to any such plan; (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA; (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so; and (iv) no steps have been taken to terminate any such plan.

3.20		Margin Stock.  The Borrower is not engaged
in the business of purchasing or selling margin stock or extending credit to others for the purpose of purchasing or carrying margin stock (as defined in Regulations T, U or X issued by the Board of Governors of the Federal Reserve System). No Loan will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or for any other purpose which would violate or be inconsistent with any of the regulations of the Board of Governors of the Federal Reserve System.

3.21		Investment Company Act.  The Borrower is not an
"investment company" registered or required to be registered under the Investment Company Act of 1940, as amended from time to time, or a company under the "control" of an "investment company", as those terms are defined in such Act, and shall not become such an "investment company" or under such "control".

3.22 		Senior Debt Status.  From and after the Closing
Date, all Obligations outstanding under the Loan Documents will constitute senior Indebtedness of the Borrower and will rank at least pari passu in priority of payment with all other Indebtedness owed by the Borrower from time to time, except as otherwise specifically permitted herein.

3.23		Full Disclosure.  No Loan Document or other
document, certificate or statement furnished to the Lender by or on behalf of the Borrower pursuant to the Loan Document contain any untrue statement of a material fact. There is no fact known to the Borrower which with the giving of notice, the passage of time or both would constitute a Material Adverse Change.

3.24		Environmental Matters.  The Borrower and all
of its properties are and have been in compliance, in all material respects, with all applicable local, state and federal Environmental Laws, rules and regulations. There have been no releases of any chemical, material, substance or waste which is a threat to the public health, safety or welfare or the environment or the health of living organisms, or any hazardous, toxic, contaminating or polluting substance as defined by any Environmental Law, rule or regulation (individually and collectively "Hazardous Substances"). There is no basis for the imposition of environmental liability against the Borrower or any of its properties or for the imposition of any environmental liability against any former, present or future owner or operator of any of the Borrower's property. The Borrower has not received any Environmental Claim from any Governmental Authority or private Person alleging that the Borrower or any prior or subsequent owner of any of the Borrower's property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. ?9601, et seq., and the Borrower has no reason to believe that such an Environmental Claim might be received. There are no pending or, to the Borrower's knowledge, threatened Environmental Claims relating to the Borrower, to the Borrower's knowledge, any prior or subsequent owner of any of the Borrower's property pertaining to, or arising out of, any environmental conditions.

3.25		Violations of Anti-Terrorism Laws.  The Borrower
is neither in violation of any Anti-Terrorism Law nor has it engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. The proceeds from the Loans will not benefit a Blocked Person.

ARTICLE IV.	AFFIRMATIVE COVENANTS

		From the date hereof and thereafter until the Termination Date, the Borrower agrees, for the benefit of the Lender, that it will comply with each of the following affirmative covenants:

4.1		Use of Proceeds.  Proceeds of the Export-Related
Revolving Credit Advances will be used by the Borrower only for the purpose of providing Borrower with the pre-export working capital to finance the manufacture, production, purchase or sale of goods or services intended for export from the United States and to support standby letters of credit, bid bonds and performance bonds. Proceeds of the Demand Line of Credit advances will be used by the Borrower only for working capital purposes and general corporate purposes. Notwithstanding the foregoing, the Borrower may not use the proceeds of the Export-Related Revolving Credit Advances for any purposes prohibited by any applicable Law or any provision of the Borrower Agreement, or the Master Guarantee Agreement, unless approved in writing by the Ex-Im Bank.

4.2		Furnishing Financial Statements and Other
Information.

4.2a		Quarterly Financial Statements.  The Borrower
will furnish to the Lender, as soon as practicable but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) a balance sheet, as at the close of such fiscal quarter, (ii) statements of income, and (iii) a statement of cash flows, each report to be for both the fiscal quarter most recently completed and for the period from the beginning of the fiscal year to the date of such report, together with figures in comparative form, as applicable for the corresponding date or period, as the case may be, one year prior thereto. All such items shall be prepared by the Borrower (x) in accordance with GAAP consistently applied (subject to normal year-end adjustments), and (y) in such reasonable detail as the Lender may request. Each such report shall be certified, subject to ordinary and usual year end adjustments, as true, complete and correct by the chief financial officer of the Borrower.

4.2b		Annual Financial Statements.  The Borrower
will furnish to the Lender, as soon as practicable but in any event within one hundred twenty (120) days after the end of each fiscal year, copies of the Borrower's annual audited financial statements which shall include balance sheets and statements of income and cash flows as at the end of such fiscal year, and summaries of transactions in the stockholder's equity account, together with notes to such financial statements including all supplementary information relating thereto. All such items shall be (x) prepared in accordance with GAAP consistently applied, (y) certified by an independent public accountant registered with the Public Company
Accounting Oversight Board, selected by the Borrower and reasonably satisfactory to the Lender and (z) prepared in such reasonable detail as the Lender may request. Such annual financial statements shall be certified as true, complete and correct by the chief financial officer of the Borrower.

4.2c		Compliance Certificate.  Simultaneously with
the delivery of each set of annual and quarterly financial statements referred to in Sections 4.2a and 4.2b, the Borrower shall deliver to the Lender an executed, completed Compliance Certificate substantially in the form of Exhibit "D" and containing such additional information as the Lender may request from time to time.

4.2d		Annual Projected Operating Budget.  The
Borrower will furnish, or cause to be furnished, to the Lender, as soon as practicable but in any event no later than forty-five (45) days prior to the beginning of each fiscal year a quarter by quarter projected operating budget of Borrower on a consolidated and consolidating basis for such fiscal year (including an income statement for each quarter), such projections to be accompanied by a certificate signed by the Chief Financial Officer of the Borrower to the effect that such projections have been prepared on the basis of sound financial planning to practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

4.2e		Other Reports, Information and Notices.
Provide prompt written notice to the Lender of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default; (ii) any litigation filed by or against the Borrower; (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA); (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower; (v) any change in the Borrower's name or any change to the locations of its principal place of business, records, offices, registered office or Collateral; (vi) any material casualty loss to any of its properties, any material condemnation proceeding affecting any of its real properties, or any cancellation or non-renewal of any insurance required to be maintained pursuant to the Loan Documents; and (vii) any change to its fiscal year, and (subject to the provisions of Section 5.17) notice (with copies) of any change to any organizational or formation documents of the Borrower.

4.2f		Export-Related Borrowing Base Certificate.
The Borrower will use its best efforts to deliver to the Lender within fifteen (15) days after the end of each month (and in any event not more than twenty-one (21) days after the end of each month), and at the time any Export-Related Revolving Credit Advance or Letter of Credit is requested, a completed Export-Related Borrowing Base Certificate substantially in the form of Exhibit "F", executed by an Authorized Officer and containing such additional information as may be requested by the Lender from time to time, together with the other documentation required under Section 6.1a below.

4.2g		Tax Returns.  Promptly upon the request of
the Lender, copies of all Federal, state, local and foreign tax returns and reports filed by the Borrower with respect to taxes owed by the Borrower.

4.2h		General Information; Access to Properties and
Records. The Borrower shall deliver to the Lender such additional financial statements, reports, financial projections, tax returns, reports to Governmental Authorities and other information, whether or not financial in nature, as the Lender may reasonably request from time to time. The Borrower will permit the Lender and its designated employees and agents to have access, at any time and from time to time, upon reasonable notice (except, however, that no notice need be given at any time when a Default or Event of Default exists) and during normal business hours, to any of its properties, to examine and make copies of its books of record and account and such reports and returns as the Borrower may file with any Governmental Authority, and to discuss any of the Borrower's affairs and accounts with, and be advised about them by, the officers and accountants of the Borrower. Without limiting the foregoing, the Borrower will permit, at its sole expense, the Lender or its agents or designees to conduct semi-annual audits (or more frequently at the Lender's discretion) of its working capital, in accordance with the Borrower Agreement.

4.2i		Accounting System; Books and Records.  The
Borrower shall maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books all such proper reserves as shall be required by GAAP. The Borrower shall maintain proper books of record and account in accordance with sound accounting practice in which full, true and correct entries shall be made of all of its properties, assets, dealings and business affairs.

4.2j		Updates to Schedules.  In the event that any
of the information or disclosures provided on any of the schedules attached hereto or any other Loan Document becomes outdated, incorrect or incomplete in any material respect, the Borrower shall provide the Lender, by the end of the then current calendar quarter, with written revisions or updates to such schedules as may be necessary or appropriate to update or correct the same; provided, however, that no schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedule be deemed to have been cured thereby, unless and until the Lender, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such schedule.

4.3		Preservation of Existence; Qualification.
At its own cost and expense, the Borrower will do all things necessary to preserve and keep in full force and effect its existence and qualifications under the laws of the state of its incorporation or formation and each state where, due to the nature of its activities or the ownership of its properties, qualification to do business is required.

4.4		Compliance with Laws, Contracts and Licenses;
Continuance of Business. The Borrower shall comply in all material respects with all applicable Laws, including without limitation any Environmental Law and Anti-Terrorism Law. The Borrower shall comply with all material provisions of each material contract and agreement to which they are a party or subject, or by which they are bound. The Borrower shall maintain in full force and effect all Governmental Approvals and other material agreements which are necessary or advisable for the ownership of its properties and the operation of its business and in compliance with all applicable Laws. The Borrower will obtain and keep in full force and effect all local, state and federal governmental approvals, authorizations, consents and permits as well as all other rights, titles and interests necessary to the conduct its businesses if failure to do so could reasonably be expected to result in a Material Adverse Change.

4.5		Payment of Taxes and Other Liabilities.  The
Borrower shall promptly pay and discharge all obligations, accounts, liabilities, taxes, assessments and governmental charges and levies owed by it or levied upon it or upon its income, profits or property.

4.6		Insurance.  The Borrower will keep and maintain
adequate insurance to the satisfaction of the Lender, with financially sound and reputable insurance companies which are satisfactory to the Lender, naming the Lender, pursuant to standard long-form lender loss payee endorsements, as mortgagee, loss payee and/or additional insured as its interest may appear, on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses similarly situated and owning, leasing or operating similar properties, including without limitation
(i) fire and theft and extended coverage insurance in an amount at least equal to the total full insurable value of its properties, (ii) liability insurance on account of injury to persons or property, (iii) insurance which complies with all applicable workers' compensation, unemployment and similar laws, and (iv) flood insurance for any real property designated by any Governmental Authority to be in an area of special flood hazard. The Borrower will furnish to the Lender concurrently with the delivery of the Borrower's annual financial statements referred to in Subsection 4.2b hereof evidence of insurance, satisfactory to the Lender, setting forth, inter alia, the names of the insurance companies and the dates of expiration of the policies and risks covered thereby, showing the Lender as loss payee, mortgagee and/or additional insured, as its interest may appear and granting to the Lender at least thirty (30) days' prior written notice of the cancellation of any policy on which it is listed as loss payee.

4.7		Operation and Maintenance of Properties.
The Borrower will do all things necessary to maintain, preserve, protect and keep its respective properties in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly and advantageously conducted at all times.

4.8		Maintenance of Leases.  The Borrower shall
maintain in full force and effect all leases for its real properties, and all other leases for personal property, which are necessary to the conduct of the Borrower's business if the failure to do so could reasonably be expected to result in a Material Adverse Change.

4.9		Maintenance of Patents, Trademarks, Permits,
Etc The Borrower shall maintain in full force and effect all patents, trademarks, trade names, copyrights and other intellectual property, and all licenses, franchises, permits and other authorizations, necessary for the ownership and operation of its properties and businesses, if the failure to do so could reasonably be expected to result in a Material Adverse Change.

4.10		Deposit Accounts.  The Borrower shall maintain
its primary deposit and cash management accounts with the Lender. So long as no Event of Default has occurred, the Borrower may maintain a deposit account with Bank of America for not more than 90 days following the Closing Date and in no event shall such account have more than a $100,000 balance in it during such time; following the end of the 90 day period the account may remain open so long as no Event of Default has occurred and in no event shall such account have more than a $20,000 balance thereafter.

4.11		Key Management.  The Borrower shall employ
individuals in the key management positions of President and Chief Financial Officer (or equivalent officer), and shall use its best efforts to cause such key managers to continue to serve in its respective capacities. In the event of the voluntary or involuntary termination of any key manager for any reason, or the death or incapacity of any key manager, the Borrower shall, as soon as practicable, replace such individual with another qualified manager with comparable management skills and experience in the Borrower's industry.

4.12		Further Assurances.  At any time and from
time to time, upon the Lender's request, the Borrower shall make, execute and deliver, or cause to be made, executed and delivered, to the Lender, and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled at such time and in such offices and places as shall be deemed desirable by the Lender, any and all such further Security Documents, certificates and other documents as the Lender may consider necessary or desirable in order to effectuate, complete, or perfect or to continue and preserve the obligations of the Borrower under the Loan Documents and the Liens created thereby. The Borrower irrevocably designates, makes, constitutes and appoints the Lender as Borrower?s true and lawful attorney (and agent-in-fact) such that upon any failure by the Borrower to do so, the Lender may make, execute, record, file, re-record or refile any and each such Security Document, instrument, certificate and document for and in the name of the Borrower as its attorney in fact.

4.13		Export-Related Contracts The Borrower will
perform and observe, or cause to be performed and observed, all of the covenants and conditions required to be performed by it under each export-related contract or purchase order relating to an Export-Related Accounts Receivable (each, an "Export-Related Contract"), will do all things necessary to preserve unimpaired its rights thereunder, and will not enter into any agreement modifying or amending any Export-Related Contract or releasing any third party from any obligations imposed upon it thereby to the extent such agreement or release affects in any manner the Export-Related Accounts Receivable relating thereto.

		In no event shall the Borrower do or permit to be done, or omit to do or permit the omission of, any act or thing, the doing of, or omission to do, which would constitute grounds for the termination or cancellation of any letter of credit issued for the benefit of the Borrower with respect to any Eligible Export-Related Accounts Receivable (each, a
"Related Letter of Credit").

		The Borrower will promptly notify the Lender in writing of any default by the Borrower or any third party in the performance or observance of any of the terms, covenants, or conditions to be performed or observed under any Export-Related Contract. The Borrower also will (a) promptly notify the Lender in writing of the receipt by the Borrower of any notice (other than notices customarily sent on a regular periodic basis) from any third party claiming any default in the performance or observance of any of the terms, covenants, or conditions on the part of the Borrower or any third party to be performed or observed under any Export-Related Contract; (b) promptly notify the Lender in writing of the receipt by the Borrow of any notice from any third party to the Borrower of the repudiation, termination or cancellation of any Export-Related Contract or Related Letter of Credit; and (c) promptly cause a copy of each such notice received by the Borrower from any third party to be delivered to the Lender.

		The Borrower will not, without the prior written consent of the Lender, cancel, rescind, terminate, modify or surrender or suffer or permit any cancellation, rescission, termination, modification or surrender of any Related Letter of Credit during the initial term thereof or any valid extension thereto, so long as such Related Letter of Credit supports any Eligible Export-Related Account Receivable.

ARTICLE V.	NEGATIVE COVENANTS

		From the date hereof and thereafter until the Termination Date, the Borrower agrees, for the benefit of the Lender, that they will comply with each of the following negative covenants:

5.1		Incurrence of Indebtedness.  The Borrower will
not incur or permit to remain outstanding any Indebtedness except:

		(i)	the Indebtedness owed by the Borrower to the
Lender hereunder;

		(ii)	other Indebtedness owed by the Borrower to
the Lender;

		(iii)	capitalized leases and Indebtedness secured
by purchase money security interests upon or in any tangible property, in an aggregate outstanding principal amount not to exceed $250,000; and

		(iv)	Indebtedness owed to any third party creditor,
only so long as such Indebtedness is expressly subordinate to the Borrower's indebtedness to the Lender and evidenced by a written Subordination Agreement in form and substance satisfactory to Lender.

5.2		Guaranties.  The Borrower shall not directly or
indirectly guarantee any obligation except the endorsement of negotiable instruments for deposit and collection or similar transactions in the ordinary course of business.

5.3		Liens.  The Borrower shall not create, assume, incur
or suffer or permit to exist, any Lien upon any of its assets and properties, whether tangible or intangible, whether now owned or in existence or hereafter acquired or created and wherever located, nor acquire nor agree to acquire any assets or properties subject to any Lien, except for Permitted Liens (including without limitation Liens on the Borrower's properties as of the Closing Date which are listed on Schedule 5.3 hereto). The Borrower shall not permit any owner of any of its equity interests to create or permit to exist, any Lien on any such ownership interest if the effect of a foreclosure or other enforcement action with respect to such Lien would result in the holder of such Lien (or its transferee) becoming a "Controlling Affiliate" of Borrower within the meaning of such term in the Delegated Authority Letter Agreement between Lender and Ex-Im Bank.

5.4		Negative Pledge.  The Borrower shall not make or enter
into any agreement with any Person which prohibits the Borrower from granting Liens, except such agreements made or entered into for the benefit of the Lender.

5.5		Dividends/Distributions.  If an Event of Default
then exists or would result therefrom, the Borrower shall not (i) declare or pay any dividends on, or make any distributions relating to or returns of capital on, any of its equity interests, (ii) make any payment with respect to equity interests to a direct or indirect owner of any equity interests of the Borrower, or to an Affiliate of such owner, (iii) pay any management, administrative or similar fees to any direct owner of any of its equity interests, or to any Affiliate of such owner, or (iv) take any action which would be the effective equivalent of any of the foregoing.

5.6		Disposal of Assets.  The Borrower shall not (i) abandon,
sell, lease, transfer, discount or otherwise dispose of all or any part of its assets or (ii) directly or indirectly enter into an agreement or arrangement whereby the Borrower shall sell or transfer all or a substantial part of its assets and thereafter rent or lease such property; provided, however that the Borrower may
(x) sell assets in the ordinary course of business, (y) sell assets which are replaced by assets of comparable or better quality, and (z) dispose of obsolete, inoperable or outmoded assets which are no longer needed in connection with the Borrower's business.

5.7		Mergers, Acquisitions, Liquidations, Consolidations,
Etc. The Borrower shall not (i) consolidate with, or merge into, any Person or permit any Person to consolidate with or merge into them, (ii) acquire all or a substantial part of the assets of any Person, or (iii) acquire any capital stock or other equity interests in any Person without the prior written consent of the Lender.

5.8		Equity Interests of the Borrower.  The Borrower
shall not (i) redeem, purchase or retire any of its equity interests,
(ii) allow either the issuance of its equity interests or the transfer of outstanding equity interests which would cause a Change of Control, or (iii) by amendment of its organizational or formation documents, create a new class or classes of equity interests or increase the number of shares of an existing class of equity (other than classes of equity interests or shares to be issued to a member or members of Borrower on the Closing Date, which are permitted unless a Change of Control would result from such action).

5.9		Minimum Tangible Net Worth.  The Borrower shall
not at any time permit its Tangible Net Worth to be less than $3,000,000 at any time, to be tested quarterly.

5.10		Loans and Advances.  The Borrower shall not make
loans, payments, or other advances of funds to any Person, except for advances for business expenses made to the Borrower's employees in reasonable amounts and in the ordinary course of business.

5.11		Investments.  The Borrower shall not invest in or
otherwise acquire any investments except (i) debt securities issued by the United States government or by an agency or instrumentality thereof supported by the full faith and credit of the United States of America and having a term of less than two (2) years; (ii) negotiable certificates of deposit issued by, or banker?s acceptances accepted by, the Lender or by any other bank organized under the laws of the United States of America or any state thereof having total assets of at least $1,000,000,000 and whose long-term certificates of deposit are rated "AA" or better by Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc., or "Aa" or better by Moody?s Investors Service, Inc.; (iii) commercial paper issued by the Lender or by any corporation whose commercial paper is rated not less than "Prime-1" by Moody's Investors Service, Inc. or "A-1" by Standard and
Poor?s Ratings Group, a division of McGraw-Hill, Inc.; or (iv) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses
(i) through (ii) of this definition or money market funds that
(x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody's and (z) have portfolio assets of at least $1,000,000,000.

5.12		Affiliate Transactions.  The Borrower shall not
make, enter into or carry out any transaction with an Affiliate (including without limitation purchasing or leasing property or services from or selling or leasing property or services to any Affiliate) unless such transaction (i) is not otherwise prohibited by the Loan Documents, (ii) is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to the Lender, and (iii) is in accordance with all applicable Laws.

5.13		Use of Proceeds.  The Borrower shall not use
proceeds of the Loans for the direct or indirect purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock which would cause the outstanding Loans to be in violation of Regulations T, U or X. The Borrower shall not request or accept any Loan in violation of Regulations T, U or X. The Borrower shall not use proceeds of the Loans in a manner which violates any term or condition of any Loan Document or which violates any applicable law.

5.14		Change of Business.  The Borrower shall not
engage in any business other than its business as operated on the Closing Date, and shall not permit any material change in such business.

5.15		Change in Fiscal Year.  The Borrower will not
change its fiscal year, which now begins on July 1 and ends on June 30.

5.16		ERISA.  The Borrower shall not engage in a
Prohibited Transaction (as defined under ERISA) which, alone or in conjunction with any other circumstances or set of circumstances, may result in liability under ERISA or otherwise violate ERISA.

5.17		Amendments to Certain Documents.  Except as
permitted by Section 5.8, the Borrower shall not materially amend any of its Articles of Incorporation, bylaws or other organizational, formation or governance documents, without the express prior written consent of the Lender.

5.18		Subordinated Indebtedness.  Borrower shall not
make directly or indirectly, payments on any Indebtedness subject to a Subordination Agreement other than in accordance with the terms of such Subordination Agreement and this Agreement.

ARTICLE VI.	CONDITIONS PRECEDENT TO ALL LOANS

6.1		All Advances  The obligation of the Lender to
make each Loan pursuant to Section 2.1 or 2.2 hereof, or to issue any Letter of Credit pursuant to Section 2.11 hereof, is subject to the satisfaction of each of the following conditions precedent:

6.1a		Advance Request.

		(i) For each Export-Related Revolving Credit
Advance, receipt by the Lender of a Loan request satisfying the requirements of Subsection 2.1d, together with a properly-completed Export-Related Borrowing Base Certificate, copies of the Export Order (as such term is defined in the Borrower Agreement), purchase order or sales contract, invoice, bill(s) of lading, supply agreement, inventory reports and other documentation relating to the Receivable of Borrower to be financed with the proceeds of such Export-Related Revolving Credit Advance.

		(ii) For each Demand Line of Credit Advance, receipt by the Lender of a Loan Request satisfying the requirements of Section 2.2d.

6.1b		No Default or Event of Default.  The Borrower
and each other Loan Party shall have performed and complied with all agreements and conditions of the Loan Documents required to be performed or complied with by the Borrower, and no Default or Event of Default shall have occurred and be continuing or will be caused by or result from the making of such Loan.

6.1c		No Material Adverse Change.  No Material Adverse
Change shall have occurred and be continuing.

6.1d		Representations Correct.  The representations
and warranties contained in Article III and otherwise made by or on behalf of any Loan Party, in any Loan Document or otherwise, in connection with the transactions contemplated hereby shall be correct when made and correct in all material respects at the time of each Loan, except to the extent that such representations and warranties relate to an earlier date, in which case they shall be true and correct as of such earlier date.

Each request for a Loan shall constitute, as at the time made, a certification by the Borrower as to the accuracy of the matters set forth in Sections 6.1b, 6.1c and 6.1d above.

6.2		Conditions Precedent to the Initial Loan.  The
obligation of the Lender to make the initial Loan hereunder is subject to the receipt of or satisfaction of each of the following items in addition to the applicable conditions precedent set forth in Section 6.l above, all of which must be satisfactory to the Lender in form and substance:

6.2a		Agreement.  Counterpart originals of this
Agreement executed by the Borrower.

6.2b		Schedules to Agreement.  All schedules to this
Agreement prepared by the Borrower, in form and substance satisfactory to the Lender.

6.2c		Notes.  The Notes duly executed by the Borrower,
together with an appropriate confession of judgment disclosure.

6.2d		Security Documents.  The Security Documents
and all exhibits, schedules and attachments thereto and thereof, duly executed by the Borrower.

6.2e		UCC, Judgment and Lien Searches.  Results
of Uniform Commercial Code, judgment and lien searches for the Borrower, with results satisfactory to the Lender.

6.2f		Insurance Certificates.  Evidence of insurance
required pursuant to Section 4.6 (which evidence, as to property insurance, must be on the proper ACORD form, properly completed).

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

6.2g		Establishment of Accounts.  The establishment
by the Borrower of (i) its primary deposit accounts with the Lender, pursuant to Section 4.10a, and (ii) the Cash Collateral
Account.

6.2h		Organizational Documents.  The following documents
for the Borrower.

		(i)	Resolutions.  A copy, duly certified as
true, correct, complete and in effect by the Borrower's secretary or assistant secretary as of the Closing Date, of resolutions of the Borrower's partners or members, as applicable, authorizing the borrowings hereunder and the execution and delivery of and performance under the Loan Documents and all other documents required to accomplish and implement the foregoing.

		(ii)	Incumbency Certificate.  A certificate
executed by the Borrower's secretary or assistant secretary dated as of the Closing Date certifying the names and offices held by the officers of the Borrower who are authorized on behalf of the Borrower to execute the Loan Documents to be executed by it and (with respect to the Borrower) to request Loans hereunder, together with true signatures of such officers.

		(iii)	Articles of Incorporation, By-Laws,
Operating Agreement and Other Formation Documents. A copy of the Borrower's organizational and governance documents, certified as correct, complete and in effect by such Loan Party's secretary or assistant secretary as of the Closing Date.

		(iv)	Good Standing Certificates.  Current
good standing certificates for Borrower issued by the Secretary of State of the state of its formation and the Secretary of State of each state where it is required to be qualified to do business.

6.2i		Governmental Approvals.  All governmental
approvals required to be obtained by the Borrower in connection with the Loan Documents, including without limitation any required approval from Ex-Im Bank.

6.j		Collateral Audit.  An audit by the Lender of the
Borrower and the Collateral with results satisfactory to the Lender.

6.2k		Financial Statements.  Recent financial
statements for the Borrower to be in form and substance satisfactory to the Lender.

6.2l		Completion of Due Diligence.  All information
requested from the Borrower in connection with the Lender's due diligence review of the Borrower, completion of such review by the Lender, with results satisfactory to the Lender.

6.2m		Fees.  All (i) Fees due to the Lender on the
Closing Date and (ii) all fees and out-of-pocket costs incurred by the Lender or the Lender?s counsel in connection with the Loan
Documents and the closing thereof.

6.2n		Closing Certificate.  A certificate in the form
of Exhibit "E", dated as of the Closing Date and executed by an Authorized Officer of the Borrower.

6.2o		Other Matters.  Such other agreements, documents,
instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

6.2p		Adequacy of Legal Matters.  All legal matters
incident to the Loans, the Loan Documents, and the Collateral shall be satisfactory to the counsel for the Lender.

6.2q		Initial Export-Related Borrowing Base Certificate.
A duly completed Export-Related Borrowing Base Certificate dated as of the Closing Date and giving effect to the transactions contemplated hereby, in form and substance satisfactory to the Lender.

6.2r		Borrower Agreement and Related Documents.  The
Borrower Agreement, together with all associated applications, Loan Authorization Agreements, Ex-Im Bank waiver letters, supplements, documents and agreements necessary or appropriate to obtain and maintain the benefit of the partial guarantee of the Obligations by Ex-Im Bank, pursuant to the Master Guarantee Agreement and its Working Capital Guarantee Program, shall have been executed and delivered.

6.2s		Assignment of Export-Related Letters of Credit.
The Lender shall have received collateral assignments of all material letters of credit issued for the benefit of the Borrower and associated with export sales by the Borrower giving rise to any Export-Related Accounts Receivable, including rights to all proceeds thereunder, providing for any payments under any such letters of credit to be made directly to the Lender if requested by the Lender in its sole discretion, such assignments to be in form and substance satisfactory to Lender in all respects.

6.2t		Landlord, Bailee, Warehouseman Waivers.  The
Lender shall have received appropriate waivers or subordinations with respect to any Export-Related Inventory in the possession of a bailee, processor or warehouseman, or located on premises leased to Borrower, all in form and substance satisfactory to Lender, unless (x) consent is given by Ex-Im Bank and (y) appropriate reserves are established under the Export-Related Borrowing Base.

6.2u		Payoff Letters; Termination Statements, etc.
Payoff letters from each existing lender, in form satisfactory to the Lender, together with all UCC termination statements, mortgage satisfactions and other documents and instruments of termination and release necessary so that the Liens granted to the Lender in the Collateral pursuant to the Security Documents are first and prior Liens and security interests, subject only to Permitted Liens.

6.2v		Subordination Agreement.  Subordination Agreements
duly-executed by_________ and ______________.

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



ARTICLE VII.	EVENTS OF DEFAULT

7.1		Events of Default.  Each of the following events
shall constitute an Event of Default:

7.1a		Nonpayment of Borrower's Obligations Under
Loan Documents. The Borrower shall default in (i) any payment of principal of the Loans when due, or (ii) any payment of interest on the Loans when due or the payment of any Fees, expenses or any of the other Obligations when due, and such default described in this item (ii) shall have continued for at least five (5) Business Days after the due date.

7.1b		Nonpayment of Other Indebtedness.  (i) Any
Loan Party shall default in the payment of (A) any other Indebtedness (other than the Loan) owed to the Lender or
(B) any other Indebtedness having an outstanding aggregate principal balance of at least $200,000 when due, after giving effect to any applicable grace periods, or (ii) any Loan Party shall default in the performance of any term of any agreement or instrument under which any Indebtedness
(other than the Loan) is created or by which it is governed or evidenced, if the effect of any such default described in this item (ii) is to cause such Indebtedness to become, or to permit the Lender or other holder or holders of such Indebtedness (or any Person on behalf of such holder) to declare, such Indebtedness due prior to its expressed maturity.

7.1c		Insolvency.

		(i)	Involuntary Proceedings.  A proceeding
shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of any Loan Party in an involuntary case under the Federal bankruptcy laws, or any other similar applicable Federal or state law, now or hereafter in effect, or for the appointment of a receiver, liquidator, trustee, sequestrator or similar official for any Loan Party or for a substantial part of its property, or for the winding up or liquidation of its affairs, and which remains either uncontested for fifteen (15) days or undismissed or unstayed and in effect for a period of sixty (60) days.

		(ii)	Voluntary Proceedings.   Any Loan
Party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to or acquiesce in the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or state law now or hereinafter in effect, or shall consent to or acquiesce in the filing of any such petition, or shall consent to or acquiesce in the appointment of a receiver, liquidator, trustee, sequestrator or similar official for itself or for a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take any action in furtherance of any of the aforesaid purposes.

7.1d		Dissolution; Cessation of Business.  Any
Loan Party terminates its existence, ceases to exist, dissolves, permanently ceases operations or abandons the operation of any of its material plants or facilities.

7.1e		Change of Control.  The occurrence of a
Change of Control.

7.1f		Adverse Judgments.  The aggregate amount
of final judgments against any Loan
Party for which no further appellate review exists shall, at any one time, exceed $50,000.

7.1g		Failure to Take Certain Action.  The Borrower
shall fail to take measures satisfactory to the Lender, within fifteen (15) days after written notice to the Borrower by the Lender, with respect to any action, suit, investigation or proceeding then pending or threatened against the Borrower the outcome of which, in the reasonable judgment of the Lender, may have a Material Adverse Effect.

7.1h		Attachment.  Any material assets of any Loan
Party are levied upon, attached or seized by any Person other than the Lender.

7.1i		Failure to Comply with Loan Documents.

		(i)	Failure to Comply with certain
Covenants. The Borrower shall default in the due performance of Sections 4.1, 4.2, or any negative covenant contained in
Article V hereof.

		(ii)	Failure to Comply With Other
Covenants and Loan Documents.  The Borrower or any other
Loan Party shall default in the due performance or observance of any term, agreement, covenant, condition or provision set forth in this Agreement or any of the other Loan Documents to which it is a party which is not described elsewhere in this Section 7.1, or any default thereunder shall occur or exist, and such default described in this item (ii) shall not be remedied to the satisfaction of the Lender for a period of thirty (30) days after the earlier of (A) such default becoming known to any officer of the Borrower or (B) notice of such default being delivered by the Lender to the Borrower.

7.1j		Misrepresentation.  Any representation or
warranty made by any Loan Party in any Loan Document to which it is a party is untrue in any material respect, or any schedule, statement, report, notice or writing furnished by or on behalf of any Loan Party to the Lender is untrue in any material respect on the dates as of which the facts set forth are stated or certified.

7.1k		Invalidity, Etc. of Loan Documents.  Any
material provision of any Loan Document shall at any time for any reason cease to be valid or binding on any Loan Party or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or any Governmental Authority, court or arbitrator, or and Loan Party shall deny that it has any or further liability or obligation under any Loan Document to which it is a party.

7.1l		Material Adverse Change.  The occurrence of
any Material Adverse Change.

7.1m		Ex-Im Bank Agreements.  Any Specified Event
of Default shall occur or any default or event of default shall occur at any time under the terms of the Borrower Agreement or any document or agreement related thereto (beyond any period of grace permitted with respect thereto, whether waived or not), or the benefit of the Ex-Im Bank guarantee with respect to the Obligations is lost for any reason whatsoever.

7.1n		Subordination Agreements.  Either a Loan
Party of any third party creditor shall default in the due performance of any provision of any Subordination
Agreement.

7.2		Remedies.

7.2a		Events of Default Under Sections 7.1c and
7.1d.  Upon the occurrence of an Event of Default set forth
in Sections 7.1c and 7.1d, the Export-Related Revolving Credit Commitment and the Demand Line of Credit shall, without notice to the Borrower, automatically terminate and the Notes, interest accrued thereon and all other Obligations of the Borrower under the Loan Documents shall become immediately due and payable, without the necessity of demand, presentation, protest, notice of dishonor or notice of default, all of
which are hereby expressly waived by the Borrower.   Thereafter,
the Lender shall have no further obligation to make any additional Loans or to issue any additional Letters of Credit hereunder. In addition, during any sixty (60) day period described in Section 7.1c(i), the Lender shall not have any obligation to make any additional Loans or to issue any additional Letters of Credit hereunder.

7.2b		Remaining Events of Default.  Upon the
occurrence and during the continuance of any Event of Default (except those set forth in Sections 7.1c and 7.1d), the Lender may, at its option, declare the Export-Related Revolving
Credit Commitment and the Demand Line of Credit terminated and the Notes, interest accrued thereon and all other Obligations of the Borrower to the Lender to be due and payable, without the necessity of demand, presentation, protest, notice of dishonor or notice of default, all of which are hereby expressly waived by the Borrower. Thereafter, the Lender shall have no obligation to make any additional Loans or to issue any additional Letters of Credit hereunder.

7.2c		Additional Remedies.  In addition to the
remedies set forth above, upon the occurrence of any Event of Default, the Lender shall have all of the rights and remedies granted to it under the Loan Documents and all other rights and remedies granted by law to creditors.

7.2d		Exercise of Remedies; Remedies Cumulative.
No delay on the part of the Lender or failure by the Lender to exercise any power, right or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or remedy or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude other or further exercises thereof, or the exercise of any other power, right or remedy. The rights and remedies in the Loan Documents are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Lender would otherwise have.

7.2e		Demand Line of Credit.  Notwithstanding
anything herein to the contrary, the Lender may make DEMAND upon the Borrower at any time under the Demand Line of Credit Note (whether or not an Event of Default has occurred) and demand immediate payment of any or all principal and interest then outstanding.

7.2f		Application of Proceeds; Collateral
Sharing. From and after the date the Lender has taken any action pursuant to this Section 7.2 and until all Obligations have been paid in full, and subject to the provisions of the Master Guarantee Agreement, any and all proceeds received by the Lender from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Lender, shall be applied as follows:

		first, to reimburse the Lender for
out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Lender in connection with realizing on the Collateral or other collection efforts or otherwise;

		second, to payment in full of the
Obligations hereunder in such order and manner as provided in the Master Guarantee Agreement; and

		third, the balance, if any, as required
by law.

ARTICLE VIII.	GENERAL PROVISIONS

8.1		Set-Off.  To secure the repayment of
the Obligations, the Borrower hereby gives to the Lender and any participant of the Lender a lien and security interest upon and in any of the Borrower's property, credits, securities or monies which may at any time be delivered to, or be in the possession of, or owed by the Lender in any capacity whatever (exclusive of funds held in trust by or on behalf of the Borrower on behalf of employees or others), including the balance of any deposit account maintained by the Borrower with the Lender (whether a general or special account.). The
Borrower hereby authorizes the Lender at any time and from time to time, upon the occurrence and during the continuance of an Event of Default, and subject to any application grace or cure periods provided for elsewhere herein, at the Lender?s option, to apply, at the discretion of the Lender, to the payment of the Obligations, any and all such property, credits, securities or monies now or hereafter in the hands of the Lender belonging or owed to the Borrower. The rights of the Lender under this Section 8.1 are in addition to all other rights and remedies available to the Lender, including, without limitation, other rights of set-off which the Lender may have.

8.2		Amendments and Waivers.  The Lender
and the Borrower may, subject to the provisions of this Section 8.2, from time to time enter into amendments, extensions, supplements and replacements to any of the Loan Documents, and the Lender in its discretion may from time to time waive compliance with a provision of any of the Loan Documents or consent to actions taken or desired to be taken by the Borrower. All such amendments, extensions, supplements, replacements, waivers and consents must be in writing and signed by the Lender and the Borrower in order to be effective. Each waiver and consent shall be effective only for the specific instance and for the specific purpose for which it is given. In the case of any waiver, the Borrower and the Lender shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon. Neither the acceptance by the Lender of any payment required under the Loan Documents after its due date, nor the acceptance by the Lender of interest at the Default Rate or any other increased rate, shall constitute any waiver of the Lender?s rights under the Loan Documents.

8.3		Taxes.  The Borrower agrees to pay
any and all stamp, document, transfer or recording taxes, filing fees and similar impositions payable or hereafter determined to be payable in connection with the Loan Documents and any other documents, instruments or transactions pursuant to or in connection herewith or therewith, which obligation shall survive the Termination Date. The Borrower agrees to save the Lender harmless from and against any and all present or future claims or liabilities with respect to, or resulting from any delay in paying or omission to pay, any such taxes or similar impositions.

8.4		Expenses.  The Borrower shall pay:

		(i)	All (A) costs and expenses
incurred by or on behalf of the Lender in connection with the preparation, negotiation, execution and delivery of the Loan Documents and any and all other documents and instruments prepared in connection herewith and therewith, including the Lender?s reasonable legal fees and expenses in connection therewith, and (B) reasonable costs and expenses of the Lender (including but not limited to reasonable fees and expenses of the Lender?s in-house and outside counsel) in connection with all amendments, waivers, consents, renewals, and other documents and instruments prepared or entered into from time to time in connection with the Loan Documents; and

		(ii)	All costs and expenses of the
Lender (including without limitation the fees and expenses of the Lender's counsel) in connection with (A) the enforcement of the Loan Documents arising pursuant to a breach by any Loan Party of any of the terms, conditions, representations, warranties or covenants of any Loan
Document to which it is a party, (B) the sale of or other action taken with respect to the Collateral, (C) defending or prosecuting any actions, suits or proceedings relating to any of the Loan Documents, and (D) any bankruptcy, insolvency, workout (whether within the context of a bankruptcy proceeding or not) or reorganization of any Loan Party.

All of such costs and expenses shall be payable by the Borrower to the Lender upon demand or as otherwise agreed upon by the Lender, shall constitute Obligations under this Agreement and shall bear interest at a rate per annum equal to the Default Rate if not paid when due. The
Borrower's obligations to pay such costs and expenses shall survive the Termination Date.

8.5		Notices.

8.5a		Notices to the Lender.  All notices
required to be sent to the Lender pursuant to the Loan
Documents shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telecopier or other means of electronic data communication or by the United States certified mail, return receipt requested:

If by U.S. Mail:

First National Bank of Pennsylvania
One North Shore Center, Suite 500
12 Federal Street

Pittsburgh, Pennsylvania 15212
Attention:  Yenner Karto
Telecopier: (412) 359-2541

8.5b		Notices to the Borrower.  All notices
required to be sent to the Borrower pursuant to the Loan
Documents shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telecopier or other means of electronic data communication or by the United States certified mail, return receipt requested:

If by U.S. Mail:

Scientific Industries, Inc.
80 Orville Drive, Suite 102
Bohemia, NY 11716
Attention:  Helena Santos
Telecopier:  (631) 567-5896

8.5c		Effectiveness of Notices.  All such
notices shall be effective three (3) business days after mailing, or on the date of telecopy transmission, or when received, whichever is earlier. The Borrower and the Lender may each change the address for service of notice upon them by a notice in writing to the other parties hereto.

8.6		Indemnity.  The Borrower hereby agrees to
indemnify each Indemnified Party against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys? fees and expenses) suffered or incurred by any of them arising out of, resulting from or in any manner connected with the execution, delivery and performance of the Loan Documents, the Obligations and any and all transactions related to or consummated in connection with the Obligations. Excluded, however, from the indemnity obligations of the Borrower under this Section 8.6 is any claim arising directly due to the gross negligence or willful misconduct of the Indemnified Party. The indemnity set forth in this
Section 8.6 shall survive the Termination Date.

8.7		Successors and Assigns.  This Agreement
shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and the successors and assigns of the Lender; provided, however, that the Borrower shall assign any of its rights or duties under any of the other Loan Documents without the prior written consent of the Lender.

8.8		Assignments and Participations.  The Lender
may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time assign to any Person or sell to one or more participants (which Person or participants may be Affiliates of the Lender) portions of or participations in any interest of the Lender hereunder or under the other Loan Documents. In the event of any sale of a participation, the Lender?s obligations under this Agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for its performance under this Agreement, the Lender shall remain the holder of the Notes for all purposes under this Agreement, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under the Loan Documents. The Borrower agrees that if amounts outstanding under the Loan
Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participation in amounts owing under the Loan Documents to the same extent as if the amount of its participation were owing directly to it as a lender under the Loan Documents.

8.9		Information.  The Lender may furnish
to its affiliates and to such other Persons as the Lender may deem advisable for the conduct of its business, information concerning the Borrower's business, financial condition and property, the amount of the Obligations due to the Lender, and the terms, conditions, and other provisions applicable thereto.

8.10		Severability.  Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.11		Survival.  Except as otherwise set
forth in the Loan Documents, all representations, warranties and agreements of the Borrower contained herein, in any of the other Loan Documents, or made in writing in connection herewith shall continue in full force and effect until the Termination Date.

8.12		Interest.  Notwithstanding any
provision of the Loan Documents, the total liability of the Borrower for payment of interest, including late charges, pursuant hereto, shall not exceed the maximum amount of interest permitted by law to be charged, collected or received from the Borrower.
If the Lender receives, collects or applies, as interest, any such excess, the Lender shall apply such excess to the reduction of the unpaid principal amount due hereunder, or if no principal is then due, such excess shall be refunded to the Borrower.

8.13		Governing Law.  Unless otherwise
specifically stated, the Loan Documents shall be contracts made under and governed by the laws of the Commonwealth of Pennsylvania, without regard to the principles thereof regarding conflict of laws, excepting applicable Federal law and except only to the extent precluded by the mandatory application of another state's law.

8.14		Forum.  The parties hereto agree
that any action or proceeding arising out of or relating to the Loan Documents shall be commenced only in the Court of Common Pleas of Allegheny County, Pennsylvania, or in the District Court of the United
States for the Western District of Pennsylvania and each party agrees that a summons and complaint commencing an action or proceeding in either of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to the parties at their addresses set forth in Section 8.5 hereof, or as otherwise provided under the laws of the Commonwealth of Pennsylvania. Further, the Borrower hereby specifically consents to the personal jurisdiction of the Court of Common Pleas of Allegheny County, Pennsylvania and the District Court of the United States for the Western District of Pennsylvania and

                    -42-

waives and hereby acknowledges that the
Borrower is estopped from raising any claim that either such court lacks personal jurisdiction over the Borrower so as to prohibit either such court from adjudicating any issues raised in a complaint filed with either such court against the Borrower by the Lender concerning this Agreement or any of the other Loan Documents. The
Borrower hereby acknowledges and agrees that the choice of forum contained in this Section 8.14 shall not be deemed to preclude the enforcement of any judgment obtained in any forum or the taking of any action under the Loan Documents to enforce the same in any appropriate jurisdiction.

8.15		Non-Business Days.  Whenever any payment
of principal, interest, fees or any other amounts due under any of the Loan Documents is due and payable on a day which is not a Business Day, except as otherwise provided in this Agreement such payment may be made on the next succeeding Business Day, and such extension of time shall in each such case be included in computing interest, fees or other amounts in connection with such payment.

8.16		Integration.  This Agreement, together with
the other Loan Documents, constitutes the entire agreement among the parties hereto relating to the subject matter hereof and it supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

8.17		Counterparts.  This Agreement, any other
Loan Document and any amendment, extension, renewal, substitution, waiver or consent of or related hereto may be executed in as many counterparts as shall be convenient, each of which, when so executed, shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the other party against whom enforcement is sought.

 8.18		Assignment to Ex-Im Bank   The Borrower
acknowledges and agrees that Lender may be required to assign, and hereby authorizes Lender to so assign, certain rights and responsibilities of Lender under this Agreement and certain of the Security Documents to Ex-Im Bank, or rights thereunder, as applicable, including with respect to the collection of the Obligations and enforcement thereof, in order to comply with and obtain the benefits of the Master Guarantee Agreement and the documents and agreements related thereto. The Borrower agrees to take any and all steps reasonably requested by the Lender
(including without limitation executing documents reasonably presented by Lender) to effectuate or facilitate such assignment. In the event of any conflict between the terms of this Agreement and the Borrower
Agreement, the provisions most favorable to Lender and Ex-Im Bank shall control.

8.19		WAIVER OF JURY TRIAL.  THE BORROWER AND
THE LENDER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY
IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY
TYPE IN WHICH THE BORROWER, THE LENDER, OR ANY OF
THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY,
AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR
INDIRECTLY OUT OF THIS AGREEMENT, THE NOTES OR THE
OTHER LOAN DOCUMENTS AND THE RELATIONS BETWEEN THE
BORROWER AND THE LENDER.

  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

		IN WITNESS WHEREOF, the parties hereto,
intending to be legally bound hereby, have caused this Credit Agreement (Export-Related) to be executed by their respective duly authorized officers as of the date first written above.


WITNESS/ATTEST:  SCIENTIFIC INDUSTRIES, INC., a Delaware
                 corporation



By:_______________           By:_______________(SEAL)
Name:_____________           Name: Helena R. Santos
Title:____________           Title: President and Chief
                             Executive Officer







                            FIRST NATIONAL BANK OF
                            PENNSYLVANIA







                            By: _______________(SEAL)

                            Name: Brian P. Burke

                            Title: Assistant Vice President

                    CERTIFICATE OF ACKNOWLEDGMENT


_________________ OF _________________	)
					)	SS:
COUNTY OF _______________________	)


	On this the _____ day of June, 2015, before me, a Notary Public, personally appeared Helena R. Santos, who acknowledged herself to be the President and Chief Executive Officer of Scientific Industries, Inc., a Delaware corporation, and that she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained and in the capacity therein stated, by signing the name of such company on behalf of such company by herself as such officer


	IN WITNESS WHEREOF, I hereunto set my hand and official seal.



			________________________________
			Notary Public

My Commission Expires:

                         EXHIBIT A

           EXPORT-RELATED REVOLVING CREDIT NOTE



                     SEE ATTACHED




<pge>





                          EXHIBIT B

                DEMAND LINE OF CREDIT NOTE



                       SEE ATTACHED

                         EXHIBIT C

                   SECURITY AGREEMENT



                      SEE ATTACHED

                      EXHIBIT D

             COMPLIANCE CERTIFICATE



                   SEE ATTACHED

                     EXHIBIT E

              CLOSING CERTIFICATE



                  SEE ATTACHED

                    EXHIBIT F

   EXPORT-RELATED BORROWING BASE CERTIFICATE



                 SEE ATTACHED

                 EXHIBIT G

        SUBORDINATION AGREEMENT

S               CHEDULE 3.2

CAPITALIZATION; OWNERSHIP; TITLE TO SHARES; SUBSIDIARIES


OUTSTANDING SHARES:  1,489,112



Name        Registered Shares   % of o/s Shares  Options Total


MORE THAN 5%:

Fulcrum, Inc.      126,449       8.5%             0     126,449
Spectrum Labs      127,986       8.6%             0     127,986
Lowell A. Kleiman  122,581       8.2%             0     122,581

Named Officers:

Helena R. Santos    15,779       1.1%             0      15,779
Robert P. Nichols   18,397       1.2%         2,000      20,397
Karl Nowosielski         0       0.0%         6,000       6,000
Brook March              0       0.0%         7,000       7,000

Directors:

Roger  B.Knowles        0        0.0%             0           0
James Segasture   162,500       10.9%             0     162,500
Joseph Cremonese   84,597        5.7%        20,000     104,597
Grace Morin        82,950        5.6%             0      82,950
                  -------       -----        ------     -------
Outside Directors 330,047       22.2%        20,000     350,047
                  =======       =====        ======     =======


SUBSIDIARIES

Altamira Instruments

                            SCHEDULE 5.3

                               LIENS


None.